Exhibit 2.1

ASSET PURCHASE AGREEMENT

by and among

FIRST TUBE, LLC
and
AMERICAN STAINLESS TUBING, LLC
and
ASCENT INDUSTRIES CO.

Dated as of June 23, 2025

Exhibit 2.1

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Exhibit 2.1
ASSET PURCHASE AGREEMENT
    THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into this 23rd day of June, 2025, by and among American Stainless Tubing, LLC, a North Carolina limited liability company (“Company”), First Tube, LLC, a Texas limited liability company (“Purchaser”), and Ascent Industries Co., a Delaware corporation (“Parent” and, together with Company and Purchaser, collectively, the “Parties” and, each of them, individually, a “Party”).
RECITALS
WHEREAS, Company is engaged in the business of manufacturing and distributing stainless-steel tubing serving a wide range of applications and end markets (the “Business”);
WHEREAS, Company is a wholly owned subsidiary of Parent, and Parent manages certain operational and financial processes of the Business on behalf of Company; and
WHEREAS, Company and Parent wish to sell and assign to Purchaser, and Purchaser wishes to purchase and assume from Company and Parent, substantially all the assets, and certain specified liabilities, of the Business, subject to the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the foregoing recitals, which are hereby incorporated in this Agreement, and the representations, warranties, covenants and mutual agreements hereinafter contained, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
AGREEMENT
ARTICLE I
DEFINITIONS AND CONSTRUCTION
Section 1.1    Definitions. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms as set forth below.
“Affiliate” of a Person shall mean any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.
“Benefit Plan” shall mean (a) each “employee benefit plan” (as defined in Section 3(3) of ERISA or any comparable provision of any other applicable Law) whether or not subject to ERISA, including each pension, retirement, 401(k), profit-sharing, IRA savings, health or welfare, bonus, deferred compensation, equity or equity-based (including phantom equity), severance, retention, separation, employment, consulting, change-of-control, salary continuation, vacation, sick leave, paid time off, fringe benefit, incentive, or other benefit or compensation plan, policy, program, agreement, Contract or arrangement, whether funded or unfunded and whether fully insured or self-funded, that is sponsored, maintained, administered, contributed to (or required to be contributed to) by Parent, Company or an ERISA Affiliate in connection with the Business or on behalf of the Business Employees, or to which or in which the Business Employees or their dependents participates or that provides benefits to one or more present or former employees, directors, agents, or independent contractors of the Business or their

Exhibit 2.1
dependents, and (b) any other arrangement, obligation, plan, program or practice, whether or not legally enforceable, to provide benefits or compensation, other than currently-paid salary, as compensation for services rendered, to one or more present or former employees, directors, agents, or independent contractors of the Business or their dependents, or to which or in which the Business Employees or their dependents contributes or participates, including employment agreements, offer letters, severance policies, programs or agreements, post-employment arrangements, change in control agreements, executive compensation arrangements, deferred compensation arrangements, incentive arrangements, consulting or other compensation arrangements, bonus plans, stock option, stock grant or stock purchase plans, tuition reimbursement programs or scholarship programs, Section 529 plans, health or medical benefits, insurance (including self-insurance), disability or sick leave, any plans subject to Section 125 of the Code or any comparable provision of any other applicable Law, any plans providing benefits or payments in the event of a change of ownership or control, and each other employee benefit plan, fund, program, agreement or arrangement.
“Bill of Sale and Assignment and Assumption Agreement” shall mean the Bill of Sale and Assignment and Assumption Agreement among Company, Parent, and Purchaser, substantially in the form attached hereto as Exhibit A.
“Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in the New York, New York, are authorized or obligated by Law or executive Order to close.
“Business Employee” shall mean any individual employed by Company or Parent who are classified as an employee of, primarily assigned to or primarily providing services in connection with the Business.
“Business Product” means any products (including discontinued products) developed, manufactured, processed, produced, packaged, marketed, distributed, sold, or shipped by Company or Parent with respect to Business.
“CARES Act” shall mean the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136), as amended and/or extended, including the amendments effected by the Consolidated Appropriations Act of 2021 (together, in each case, with all rules and regulations and guidance issued by any Governmental Entity with respect thereto).
“Closing Cash” shall mean as of any applicable time of determination, Company’s cash on hand and actual cash (bank) balances and cash equivalents, which shall be (a) increased by any inbound (to Company) but unsettled checks, drafts and wire transfers, (b) reduced by (i) any restricted cash deposits (including securities deposits), restricted cash in reserve accounts, restricted cash escrow accounts held in the name of Company, custodial cash and cash otherwise similarly subject to any legal or contractual restriction on the ability to freely transfer or use such cash for any lawful purpose, and any (ii) any outbound but outstanding uncleared checks, drafts, ACHs, or wire transfers issued on an account held in the name of Company, and (c) adjusted for any other proper reconciling items, in each case, determined in accordance with Company GAAP. For the avoidance of doubt, Cash (y) may be a positive or negative amount and (z) shall not include any amounts to the extent otherwise included as a Current Asset or Current Liability in the calculation of Working Capital or included in the calculation of Indebtedness, as finally determined.

Exhibit 2.1
“Closing Indebtedness” shall mean all Indebtedness of Company or relating to the Purchased Assets that remains unpaid as of the Closing.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Company Fundamental Representations” shall mean the representations and warranties of Company set forth in Section 3.1 (Organization and Qualification), Section 3.2 (Power and Authority), Section 3.3 (Title to Assets), Section 3.4 (No Subsidiaries), Section 3.18 (Taxes), and Section 3.26 (Brokers).
“Company GAAP” shall mean GAAP, along with the exceptions to GAAP set forth on Schedule 3.6(a).
“Company Indemnitees” shall mean Company (including all successors and permitted assigns), its Affiliates, and each of their respective stockholders, equity holders, officers, directors, managers, members, partners (limited and/or general), employees and other Representatives.
“Consent” shall mean any approval, consent, ratification, permission, waiver, filing, clearance, registration or authorization from any Person other than a Governmental Entity.
“Contract” shall mean any agreement, contract, subcontract, executory purchase order, instrument, note, bond, mortgage, indenture, deed of trust, lease, license, Permit, or other binding arrangement, commitment, authorization or obligation between two or more parties, whether written or oral, including any amendment or modification thereto, in each case to which Company, Parent or one of their Affiliates is a party or is bound and related primarily to the conduct of the Business or the operation of the Purchased Assets.
“COVID-19” shall mean SARS-CoV-2 (severe acute respiratory syndrome coronavirus 2), coronavirus disease or COVID-19.
“Disclosure Schedules” shall mean the Disclosure Schedules delivered by Company concurrently with the execution and delivery of this Agreement.
“Encumbrance” shall mean any mortgage, deed of trust, pledge, charge, lien, hypothecation, encumbrance, security interest, voting Contract, judgement, option, proxy, escrow, preemptive right, right of first refusal or first offer, transfer restriction, preference, priority, easement, covenant, rights of way or other similar encumbrance of any kind or nature.
“Environmental Claims” shall mean any Legal Proceeding by a Governmental Entity or other Person or Environmental Notice alleging liability resulting from: (a) the presence, release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance or Liability with any Environmental Law.
“Environmental Laws” shall mean any and all federal, state or local Laws, statutes, ordinances, rules, orders, Permits, standards or requirements (including consent decrees, judicial decisions, judgments, injunctions and administrative orders issued or approved thereunder), together with all related amendments and implementing regulations, and all common law, relating to or imposing liability or standards of conduct (including disclosure or notification) concerning the protection of human health or the environment, industrial hygiene or unsafe conditions including those relating to the generation, manufacture, storage, handling, transportation, disposal, release, emission or discharge of Hazardous

Exhibit 2.1
Materials (as hereinafter defined), those in connection with the construction, fuel supply, power generation and transmission, waste disposal or any other operations or processes relating to real properties, and those relating to the atmosphere, soil, surface and ground water, wetlands, stream sediments and vegetation on, under, in or about real properties. Environmental Laws also shall include, but not be limited to, the Comprehensive Environmental Response, Compensation and Liability Act, the Emergency Planning and Community Right-to-Know Act of 1986, the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Solid Waste Disposal Act, the Clean Water Act, the Clean Air Act, the Toxic Substance Control Act, the Safe Drinking Water Act, the Occupational Safety and Health Act, and all regulations adopted in respect to the foregoing Laws, all as previously and in the future to be amended.
“Environmental Notice” shall mean any written directive, notice of violation or infraction, or notice relating to actual or alleged non-compliance with any Environmental Law.
“Environmental Permit” shall mean any Permit issued, granted, given, authorized by or made pursuant to Environmental Law.
“Equity Interests” shall mean any: (a) partnership interests; (b) membership interests or units; (c) shares of capital stock; (d) other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity; (e) subscriptions, calls, warrants, options, or commitments of any kind or character relating to, or entitling any Person to purchase or otherwise acquire membership interests or units, capital stock, or any other equity securities; (f) securities convertible into or exercisable or exchangeable for partnership interests, membership interests or units, capital stock, or any other equity securities; or (g) any other equity interest classified as an equity security of a Person.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“ERISA Affiliate” shall mean any Person that, together with Company, is or was at any time treated as a single employer under Section 414 of the Code, Section 4001 of ERISA and any general partnership of which Company is or has been a general partner.
“Escrow Agent” shall mean JPMorgan Chase Bank, N.A..
“Escrow Agreement” shall mean the Escrow Agreement among Company, Purchaser and the Escrow Agent, substantially in the form attached hereto as Exhibit C.
“Escrow Amount” shall mean an amount equal to five (5) percent of the Base Purchase Price.
“Excluded Taxes” shall mean any liability for the following Taxes (whether such liability is direct or as a result of transferee or successor liability, joint and/or several liability, pursuant to a Contract or other agreement, a result of filing a Tax Return, pursuant to an adjustment or assessment by a Governmental Entity, by an obligation to withhold, or otherwise, and, in each case, whether disputed or not): (i) Taxes of Company or Parent (or any stockholder or Affiliate of Company or Parent); (ii) Taxes relating to the Business, the Purchased Assets, the Transferred Employees or the Assumed Liabilities for any Pre-Closing Tax Period; (iii) Taxes that arise out of the consummation of the transactions contemplated hereby or that are the responsibility of Company or Parent; or (iv) any Tax for which Company or Parent are liable pursuant to Sections 5.2(a) and 5.2(b) hereof.

Exhibit 2.1
“Fundamental Representations” shall mean Purchaser Fundamental Representations and Company Fundamental Representations, collectively.
“GAAP” shall mean United States generally accepted accounting principles in effect from time to time, consistently applied.
“Governmental Authorization” shall mean any Permit, license, certificate of authority, certificate, consent, notice, approval, Order, authorization, clearance, confirmation, endorsement, waiver, designation, declaration, registration, or qualification issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Law or any right under any Contract with any Governmental Entity.
“Governmental Entity” shall mean any (a) nation, principality, state, commonwealth, province, territory, municipality, district or other jurisdiction of any nature, (b) federal, state, local municipal, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, including any quasi-governmental authority or any nature (including any department, bureau, branch, office, council, commission, representative or official), (c) any multi-national organization or body, (d) any regulatory or administrative agency, branch or other body charged with the responsibility or vested with the authority to administer or enforce any Law, or (e) any arbitrator, court, authority or tribunal of competent jurisdiction.
“Hazardous Materials” shall mean any material, substance or waste that is listed, regulated, classified or otherwise defined as “hazardous,” “toxic,” or “radioactive,” (or words of similar intent or meaning), or which can give rise to liability, under applicable Environmental Law, including any petroleum or petroleum products, radioactive materials, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls (PCBs) and radon gas, asbestos or asbestos-containing material, polychlorinated biphenyls, corrosive, reactive, flammable or explosive substances, or pesticides.
“Indebtedness” shall mean, without duplication: (a) any indebtedness or other obligation for borrowed money, whether current, short-term or long-term, secured or unsecured, and all accrued interest, premiums, penalties and other obligations relating thereto; (b) any indebtedness evidenced by any note, bond, including surety bond, debenture or other security; (c) any Liability with respect to interest rate swaps, collars, caps and similar hedging obligations; (d) all obligations of Company as lessee under leases which constitute capital leases under GAAP (which for clarification shall not include any of the Real Property Leases); (e) future payment obligations in connection with the advance acceptance of goods or services (other than trade payables incurred in the ordinary course of business) and any customer deposits for future work; (f) any obligations in respect of banker’s acceptances or letters of credit; (g) any obligations for earn outs or other similar payments owed in connection with any acquisitions; (h) any payments owed as a result of a change of control, or otherwise, as a result of the consummation of the Transactions, including payments due under any Contract for Debt, employment agreements or compensation and benefit plans and programs and the employer portion of any payroll Taxes imposed in connection therewith; (i) all employee obligations related to deferred compensation, phantom stock obligations or any similar types of payments (other than base salaries payable), including, without limitation, all unfunded or underfunded obligations under the Benefit Plans; (j) all deferred revenue and collections in excess of earnings; (k) any obligations of Company in respect of personal or other non-business-related expenses of Company; (l) all accrued payroll, commissions and obligations (including for Taxes) relating thereto; (m) all obligations under conditional sale or other title retention agreements; (n) credit card expenses and past due payables (excluding credit card payables paid in full each billing

Exhibit 2.1
cycle where the incurrence and payment of which is consistent with past practice); and (o) any guaranty of any other Person for the obligations and indebtedness set forth in subsections (a) through (o) herein. For the avoidance of doubt, “Indebtedness” shall not include any (y) indebtedness or other Liabilities or obligations that are included in the calculation of Working Capital or (z) Transaction Expenses.
“Indemnified Party” shall mean any party making an Indemnification Claim as permitted in accordance with Article VI of this Agreement.
“Indemnifying Party” shall mean the Party against whom an Indemnification Claim is asserted in accordance with Article VI of this Agreement.
“Indemnity Escrow Account” shall mean the indemnity escrow account established by the Escrow Agent pursuant to the Escrow Agreement.
“Intellectual Property” shall mean all United States, foreign, multi-national and other intellectual property and proprietary rights of any kind, including all: (a) Patents; (b) Trademarks; (c) copyrightable works (whether or not registered), copyrights and all applications, registrations and renewals in connection therewith; (d) Trade Secrets; (e) Software and Source Code; (f) internet domain names, IP addresses, social media accounts and websites and the images, videos and data contained therein; (g) copies and tangible embodiments of the foregoing (in whatever form or medium); (h) other proprietary, intellectual property and related proprietary rights; and (i) rights to past, present or future claims or causes of action arising out of or related to any infringement, dilution, misappropriation, improper disclosure or other violation of any of the foregoing.
“Intellectual Property Agreements” shall mean all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to any Intellectual Property that is used or held for use in the conduct of the Business as currently conducted to which Company or Parent on behalf of Company is a party, beneficiary or otherwise bound.
“Intellectual Property Assets” shall mean all Intellectual Property that is owned by Company and used or held for use in the conduct of the Business as currently conducted.
“Inventory” shall mean all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories of the Business.
“IRS” shall mean Internal Revenue Service.
“Knowledge of Company” or “Company’s Knowledge” (and similar phrases) shall mean the actual knowledge of each of Kit Morgan, Jim Barrymore, Mike Gamage, J. Bryan Kitchen or Ryan Kavalauskas, and such knowledge as such Person would reasonably be expected to obtain, after making reasonable inquiry of the employees of Company reporting directing to such Person (with respect to such matters as Company reasonably determined to be related to the duties for which such employees are responsible) and reasonable review by each of the foregoing of the books and records of Company, the sections of this Agreement and the sections of the Schedules related thereto, in each case with respect to the topic at issue.
“Law” shall mean any statute, legislation, constitution, law, ordinance, regulation, rule, code, constitution, treaty, common law, decree, proclamation, treaty, convention, guidance, directive, pronouncement, requirement, specification, decision, opinion or interpretation issued, enacted, adopted,

Exhibit 2.1
passed, approved, promulgated, made, implemented or otherwise put into effect by or under any Governmental Entity or non-Governmental Entity with authority under the Law.
“Legal Proceeding” shall mean any action, claim, complaint, charge, demand, grievance, suit, litigation, proceeding (including any civil, criminal, administrative, arbitration, or appellate legal proceeding), prosecution, contest, hearing, inquiry, audit, examination or investigation, mediation, of any kind or nature, whether at law or in equity, which may or may not be commenced, brought, conducted or heard by or before any court, arbiter, or other Governmental Entity or non-Governmental Entity with authority under the Law.
“Liability” shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.
“Loss” or “Losses” shall mean any losses, damages, Liabilities, deficiencies, amounts paid in settlement, judgments, interest, awards, penalties, fines, costs or expenses (including interest, penalties, reasonable attorneys’ fees and expenses and amounts paid in investigation or defense, and amounts paid in settlement, of any of the foregoing).
“Neutral Accountant” shall mean BDO, or, if such firm rejects such appointment or has provided services to any Party or its Affiliates within the then-preceding three (3) years (or if Purchaser and Company otherwise mutually agree), such other independent accounting firm of national reputation mutually acceptable to Purchaser and Company.
“Order” shall mean any injunction, order, writ, stipulation, award, decision, ruling, subpoena, verdict or decree entered, issued or made by or with any Governmental Entity having competent jurisdiction or non-Governmental Entity with authority under the Law.
“Organizational Documents” shall mean, with respect to any Person that is an entity, such Person’s charter, certificate or articles of incorporation or formation, bylaws, memorandum and articles of association, operating agreement, limited liability company agreement, partnership agreement, limited partnership agreement, limited liability partnership agreement or other constituent or organizational documents of such Person.
“Patent” shall mean (a) patents and patent applications (including any provisional applications), and all continuations, continuations-in-part, divisional, re-examinations, reissues, revisions, and extensions thereof, and (b) utility models, industrial designs and other statutory invention registrations, and applications for any of the foregoing.
“Permits” shall mean all licenses, permits, registrations, accreditations, authorizations, certificates of occupancy or regulatory plans and approvals issued by any Governmental Entity used in the operation of the Business.
“Permitted Encumbrances” shall mean: (a) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures as disclosed in the Disclosure Schedules; (b) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business for amounts which are not delinquent, or the amount or validity of which is being contested in good faith by appropriate proceedings by or on behalf of Company; (c) easements, rights of

Exhibit 2.1
way, zoning ordinances and other similar Encumbrances affecting the Leased Real Property which do not materially impair the use or occupancy of such Leased Real Property or the operation of the business of Company; and (d) any applicable transfer restrictions under applicable state and federal securities Laws. “Permitted Encumbrances” shall not include any Encumbrance securing a debtor claim that could prevent or interfere with the conduct of the Business as is currently being conducted or that relate to any Indebtedness.
“Person” shall mean any natural individual, sole proprietorship, partnership, joint venture, estate, trust, unincorporated organization, association, corporation, limited liability company, institution, bank, trust company or other entity or any Governmental Entity.
“Pre-Closing Tax Period” shall mean any taxable period ending on or before the Closing Date and the portion through the end of the Closing Date for any Straddle Period.
“Purchaser Fundamental Representations” shall mean the representations and warranties of Purchaser set forth in Section 4.1 (Organization), Section 4.2 (Power and Authority), and Section 4.7 (Brokers).
“Purchaser Indemnitees” shall mean Purchaser, its Affiliates, and each of its and their respective stockholders, equity holders, officers, directors, managers, members, partners (limited and/or general), employees, agents and other Representatives (including all successors and permitted assigns of the foregoing).
“Representatives” shall mean, with respect to any Person, any and all directors, officers, members, managers, partners, employees, consultants, financial advisors, lenders, counsel, accountants and other agents of such Person.
“Securities Act” shall mean the Securities Act of 1933, as amended, or any successor federal statute thereto, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, all as the same shall be in effect from time to time.
“Software” shall mean all computer programs (including any and all software implementation of algorithms, models and methodologies whether in source code or object code) of any type (including programs, applications, middleware, utilities, tools, data, drivers, firmware, computations, microcode, scripts, batch files, JCL files, instruction sets and macros) and in any form, databases, associated data and related documentation (including user manuals, developer notes and training materials) and the content and information contained in any websites, and all rights therein.
“Source Code” shall mean computer code which may be printed out or displayed in human readable form and which is compiled to create machine readable code or object code.
“Straddle Period” shall mean a Tax period beginning on or before the Closing Date and ending after the Closing Date.
“Systems” shall mean physical and virtual servers, computer hardware and Software, websites, databases, circuits, networks and other computer and telecommunication assets and equipment used in connection with the Business.
“Target Working Capital” shall mean an amount equal to $5,766,900.45.

Exhibit 2.1
“Tax” or “Taxes” shall mean any and all federal, state, provincial, local, foreign and other taxes, however denominated, levies, fees, imposts, duties, contributions (to universal service programs) and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including, without limitation (x) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (y) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, telecommunications (or similar), capital stock, license, branch, payroll, escheat, unclaimed property, estimated withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties.
“Taxing Authority” or “Tax Authority” shall mean any U.S. federal, state or local or non-U.S. jurisdiction (including any subdivision and any revenue agency of a jurisdiction) imposing Taxes and the agencies, if any, charged with the collection of such Taxes for such jurisdiction.
“Tax Return” shall mean any return, declaration, report, claim for refund or information return or similar statement, including any schedules or attachments thereto, filed or required to be filed with any Tax Authority relating to Taxes and any amendment thereof.
“Trade Accounts Payable” shall mean all trade accounts payable by Company, or by Parent on Company’s behalf, to third parties (excluding any trade accounts payable between Company and Parent) in connection with the Business that remain unpaid and are not delinquent as of the Closing Date and that are reflected on the Balance Sheet or arose in the ordinary course of business consistent with past practice since the Balance Sheet Date and are reflected on the Estimated Closing Statement as of the Closing Date.
“Trade Secrets” shall mean “trade secrets” as defined under the Uniform Trade Secret Act as well as all confidential, proprietary business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, research records, studies, reports, records of inventions, test information, customer and supplier lists, pricing and cost information, financial information and business and marketing plans and proposals), in each case, whether or not reduced to written form.
“Trademark” shall mean: (a) trademarks, service marks, certification marks, logos, trade dress, trade names, brand names, corporate names, domain names, and other indicia of commercial source of origin (whether registered, common law, statutory or otherwise), together with all translations, localizations, adaptations, derivations and combinations thereof; (b) all registrations and applications to register the foregoing (including any intent-to-use trademark applications); and (c) all goodwill connected with the use thereof or symbolized thereby.
“Transaction Documents” shall mean this Agreement, the Disclosure Schedules, the Bill of Sale and Assignment and Assumption Agreement, the Escrow Agreement and all other agreements, certificates, instruments and documents required to be delivered at the Closing under the terms of this Agreement or in connection with the consummation of the Transaction.
“Transaction Expenses” shall mean, without duplication, (a) the fees, disbursements and other compensation payable to legal counsel, accountants and other advisors of Company and/or Parent, that are incurred but not paid prior to the Closing and that are payable by Company and/or Parent in connection with the negotiation, preparation or execution of this Agreement or the other Transaction Documents; (b) the amount of any sale bonuses, change in control bonuses, retention bonuses or similar bonuses or payments that are incurred or otherwise become payable by Company upon or in connection with the

Exhibit 2.1
consummation of the Transactions, but excluding, for the avoidance of doubt, any severance resulting from termination of employment of an employee by Purchaser after the Closing; and (c) fifty percent (50%) of the fees, costs or expenses of the Escrow Agent associated with the Escrow Agreement. For the avoidance of doubt, “Transaction Expenses” shall not include any fees or expenses incurred by Purchaser or its Affiliates or any of their financial advisors, attorneys, accountants, advisors, consultants or other Representatives or financing sources, regardless of whether any such fees or expenses may be paid or reimbursed by Company.
“Transactions” shall mean the transactions contemplated by this Agreement and all other Transaction Documents.
“Treasury Regulations” shall mean all income Tax regulations promulgated under the Code, including any amendments thereto; references to specific Treasury Regulations are to the Treasury Regulations in effect on the Closing Date.
“WARN Act” shall mean the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign Laws related to plant closings, relocations, mass layoffs and employment losses.
“Working Capital Principles” shall mean the terms and conditions applicable to the determination of the Closing Working Capital as set forth in Exhibit B, and specifically “Working Capital” shall mean the amount by which (a) current assets (excluding Tax assets) (but only to the extent such assets are Purchased Assets), exceeds (b) current Liabilities (excluding Tax Liabilities) (but only to the extent such Liabilities are Assumed Liabilities), in each case, determined in accordance with Company GAAP and as set forth on Exhibit B. For the avoidance of any doubt, “Working Capital” shall exclude Cash, Indebtedness, and Transaction Expenses and shall include Trade Accounts Payable.
Section 1.2    Additional Definitions. The following terms shall have the meanings set forth in the Agreement in the sections referenced below:

Term	Section
ACA	§3.15(l)
Acquisition Transaction	§5.5(a)
Agreement	Introduction
Annual Financial Statements	§3.6(a)
Anti-Corruption Laws	§3.10(c)
Balance Sheet	§3.6(a)
Balance Sheet Date	§3.6(a)
Base Purchase Price	§2.6(a)
Business	§3.20(b)
Cap	§6.4(a)
Claim Notice	§6.5(a)
Closing	§2.5
Closing Date	§2.5
Closing Funds Flow Statement	§2.8(b)
Closing Payments	§2.8(a)
Company	Introduction
Company Intellectual Property	§3.20(b)

Exhibit 2.1

Confidential Information	§5.13(f)
Contaminants	§3.25(b)
Deductible	§6.4(b)
Direct Claim	§6.6
Disputed Matters	§2.9(d)
Effective Time	§2.5
Employees	§3.16(a)
Entitled Party	§5.13
Estimated Closing Consideration	§2.6(b)
Estimated Closing Statement	§2.7(a)
Estimated Indebtedness	§2.7
Estimated Working Capital	§2.7(a)
Estimated Working Capital Adjustment	§2.7(a)
Excluded Assets	§2.2
Export Laws	§3.10(d)
Final Closing Consideration	§2.9(e)
Final Closing Statement	§2.9(d)
Final Working Capital Adjustment	§2.9(f)(ii)
Financial Statements	§3.6(a)
Holdings Party	§5.13
Indemnification Claim	§6.1
Indemnity Escrow Termination Date	§6.8
Information	§3.24(a)
Insurance Policies	§3.18
Interim Financial Statements	§3.6(a)
Inventory Date	§3.6(e)
Inventory Statement	§3.6(e)
Leased Real Property	§3.14
Purchaser	Introduction
Material Contracts	§3.11
Material Customer	§3.21(a)
Material Vendor	§3.21(b)
Objection Notice	§2.9(b)
Outside Date	§8.1(b)(ii)
Parties	Introduction
Party	Introduction
Payoff Amount	§7.2(e)(x)
Payoff Letters	§7.2(e)(x)
Post-Closing Adjustment	§2.9(g)
Preliminary Closing Statement	§2.9(a)
Protected Information	§7.12(b)
Purchase Price	§2.6(a)
Purchaser	Introduction
Qualified Plan	§3.15(a)
Real Property Leases	§3.14(a)

Exhibit 2.1

Rebate Agreements	§3.27(b)
Registered Intellectual Property	§3.20(a)
Related Party	§3.26
Resolution Period	§2.9(c)
Restricted Period	§5.13(a)
Restricted Person	§5.13(a)
Review Period	§2.9(b)
Sanctioned Person	§3.10(d)
Sanctions	§3.10(d)
Tax Claim	§5.2(d)
Tax Clearance	§5.3(b)
Third Party Claim	§6.5(a)
Trade Program	§3.27(a)
Transfer Taxes	§5.2(e)
Wrong Pocket Item	§5.17

Section 1.3    Certain References and Construction.
(a)    All article, section, schedule and exhibit references used in this Agreement are to articles, sections, schedules and exhibits to this Agreement unless otherwise specified. The schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.
(b)    When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.
(c)    Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The term “includes” or “including” shall mean “including without limitation.” The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear. Both the word “Dollars” and the symbol “$” mean United States Dollars.
(d)    The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
(e)    The Parties hereto have participated jointly in drafting and negotiating this Agreement. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party hereto by virtue of the authorship of any provision hereof.

Exhibit 2.1

ARTICLE II
PURCHASE AND SALE
Section 2.1    Purchase and Sale of Assets. Upon the terms and subject to the conditions set forth in this Agreement and subject to the representations, warranties and covenants herein set forth, at the Closing, Company and Parent shall sell, transfer, assign, convey and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from Company and Parent, free and clear of any Encumbrances other than Permitted Encumbrances, all of Company’s and Parent’s right, title and interest in, to and under all the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired (other than the Excluded Assets), which relate primarily to, or are used or held for use primarily in connection with the Business (collectively the “Purchased Assets”), including without limitation the following:
(a)    all accounts receivable held by Company (or Parent on behalf of Company) that are due date within ninety (90) days of the Closing Date, and any security, claim, remedy or other right related to any of the foregoing (“Accounts Receivable”);
(b)    all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories of Company (or held by Parent on behalf of Company) (“Inventory”);
(c)    all (i) Material Contracts set forth on Schedule 2.1(c), (ii) Contracts that relate primarily to the Business that do not have ongoing Liabilities of more than $10,000 and that can be cancelled upon 60 days or less, and (iii) (A) unfulfilled commitments, (B) quotations, (C) purchase orders, (D) customer orders or (E) work orders, issued by the Business’ customers to and accepted by Company (or Parent on behalf of Company) on or before the Closing (clauses (i), (ii), and (iii), collectively, the “Assigned Contracts”);
(d)    all Intellectual Property Assets;
(e)    furniture, fixtures, equipment, machinery, tools, vehicles, office equipment, supplies, computers, Software, telephones and other tangible personal property in each case that relate primarily to the Business (the “Tangible Personal Property”), which shall be set forth on Schedule 2.1(e) of the Disclosure Schedules;
(f)    all Permits, including Environmental Permits, which are held by Company (or Parent on behalf of Company) and required for the conduct of the Business as currently conducted or for the ownership and use of any of the Purchased Assets;
(g)    all rights to any Legal Proceedings of any nature available to or being pursued by Company (or Parent on behalf of Company) to the extent related primarily to the Business, the Purchased Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise;
(h)    all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees (including any such item relating to the payment of Taxes) in each case that relate primarily to the Business;

Exhibit 2.1
(i)    all of Company’s (or Parent’s on behalf of Company) rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets or the Business;
(j)    all telephone numbers, electronic mail and other Business contact information and data and web domains assigned to Company (or Parent on behalf of Company) and used in the Systems, other than those that constitute Excluded Assets;
(k)    originals, or where not available, copies, of all books and records relating to the Business, including books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Entity), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research and files relating to the Intellectual Property Assets and the Intellectual Property Agreements (“Books and Records”); provided that to the extent the foregoing are combined with Excluded Assets or Excluded Liabilities, Company and Parent shall provide copies of the foregoing that redact information for such Excluded Assets or Excluded Liabilities without removing the content of the same for all of the foregoing to Purchaser; and
(l)    all goodwill and the going concern value of the Business.
Section 2.2    Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the following assets (collectively, the “Excluded Assets”):
(a)    Closing Cash;
(b)    all accounts receivable held by Company (or Parent on behalf of Company) that are overdue beyond ninety (90) days;
(c)    Contracts, including Intellectual Property Agreements, that are set forth on Schedule 2.2(c) (the “Excluded Contracts”);
(d)    the corporate seals, organizational documents, minute books, stock books, books of account or other records having to do with the corporate organization of Company or Parent;
(e)    all stocks, certificates of deposit and similar investments, bonds, guaranties in lieu of bonds, letters of credit and similar instruments obtained or held by Company or Parent, and all rights relating thereto;
(f)    all documents relating to proposals to acquire the Business by Persons other than Purchaser;
(g)    all Benefit Plans and assets attributable thereto;
(h)    the assets, properties and rights specifically set forth on Schedule 2.2(h) of the Disclosure Schedules;

Exhibit 2.1
(i)    subject to rights of Purchaser pursuant to Section 6.2, all Tax Returns and financial statements, Tax reports and Tax records and all records (including working papers) related thereto of Company or Parent;
(j)    all Contracts related to Company’s or Parent’s Indebtedness; and
(k)    the rights which accrue or will accrue to Company or Parent under this Agreement and the Transaction Documents.
Section 2.3    Assumed Liabilities. Subject to the terms and conditions set forth herein, Purchaser shall assume and agree to pay, perform and discharge only the following Liabilities of Company (collectively, the “Assumed Liabilities”), and no other Liabilities:
(a)    all Trade Accounts Payable; and
(b)    all Liabilities that are reflected on the Estimated Closing Statement in respect of the Assigned Contracts and only to the extent that such Liabilities thereunder are required to be performed after the Closing Date, were incurred in the ordinary course of business and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Company or Parent on or prior to the Closing.
Section 2.4    Excluded Liabilities. Notwithstanding any other provision in this Agreement to the contrary, Purchaser shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Company, Parent or any of their Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”), and Company and Parent shall retain all their respective Liabilities without recourse to Purchaser, whether or not accrued and whether or not disclosed, prior to, as of or on the Closing Date. Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but not be limited to, the following:
(a)    any Liabilities of Company or Parent arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others;
(b)    Excluded Taxes;
(c)    any Liabilities relating to or arising out of the Excluded Assets;
(d)    any Liabilities in respect of any pending or threatened Legal Proceeding arising out of, relating to or otherwise in respect of the operation of the Business or the Purchased Assets to the extent such Action relates to such operation on or prior to the Closing Date;
(e)    any Liabilities of Company, Parent or an ERISA Affiliate arising under or in connection with any Benefit Plan providing benefits to any present or former employee, officers, directors, retirees, independent contractors or consultants (or any of their eligible dependents) of Company or Parent;
(f)    any Liabilities of Company, Parent or an ERISA Affiliate with respect to any present or former employees, officers, directors, retirees, independent contractors or consultants (or any of their eligible dependents or beneficiaries) of Company or Parent, including, without limitation, any Liabilities associated with any claims for damages, costs, expenses, wages or other benefits, bonuses, accrued

Exhibit 2.1
vacation, workers’ compensation, severance, retention, termination, retaliation, discrimination, or related matters or other payments including without limitation under any employment agreement;
(g)    any Environmental Claims, or Liabilities under Environmental Laws, to the extent arising out of or relating to facts, circumstances or conditions existing on or prior to the Closing or otherwise to the extent arising out of any actions or omissions of Company or Parent;
(h)    any accounts payable of Company or Parent (i) which constitute intercompany payables owing to Affiliates of Company or Parent; (ii) which constitute debt, loans or credit facilities to financial institutions; or (iii) which are not Trade Accounts Payable;
(i)    any Liabilities of the Business relating or arising from unfulfilled commitments, quotations, purchase orders, customer orders or work orders that (i) do not constitute part of the Purchased Assets issued by the Business’ customers to Company or Parent on or before the Closing; (ii) did not arise in the ordinary course of business; or (iii) are not validly and effectively assigned to Purchaser pursuant to this Agreement;
(j)    any Liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of Company or Parent (including with respect to any breach of fiduciary obligations by same);
(k)    any Liabilities under the Excluded Contracts or any other Contracts, including Intellectual Property Agreements, (i) which are not validly and effectively assigned to Purchaser pursuant to this Agreement; (ii) which do not conform to the representations and warranties with respect thereto contained in this Agreement; or (iii) to the extent such Liabilities arise out of or relate to a breach by Company or Parent of such Contracts prior to Closing;
(l)    any Liabilities associated with debt, loans or credit facilities of Company or Parent and/or the Business owing to financial institutions; and
(m)    any Liabilities arising out of, in respect of or in connection with the failure by Company or Parent or any of their Affiliates to comply in any material respect with any Law or Governmental Authorization.
Section 2.5    Closing. The closing of the Transactions (the “Closing”) shall take place remotely by the exchange of funds, documents and signatures (or their electronic counterparts) no later than two (2) Business Days after the last of the conditions to Closing set forth in Article VII has been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time or on such other date or at such other place as the Parties may mutually agree upon in writing. The actual date of the Closing is herein referred to as the “Closing Date” and the Closing shall be effective as of 11:59 p.m. Central Time on the Closing Date (the “Effective Time”). The Parties agree that they are targeting on or prior to June 30, 2025 for the Closing Date.
Section 2.6    Purchase Price and Closing Consideration.
(a)    The aggregate purchase price to be paid hereunder by Purchaser as consideration for the acquisition of the Purchased Assets shall be an amount equal to Sixteen Million Dollars ($16,000,000) (the “Base Purchase Price”), and as further and finally adjusted in accordance with the terms of this Agreement (the “Purchase Price”).

Exhibit 2.1
(b)     For purposes of this Agreement, the “Estimated Closing Consideration” shall mean an amount equal to: (i) the Base Purchase Price, plus/minus (ii) the Estimated Working Capital Adjustment, minus (iii) any Estimated Indebtedness, all as more fully set forth in and determined in accordance with the Estimated Closing Statement. The Estimated Closing Consideration shall be paid to Company at the Closing in accordance with Section 2.8(a).
Section 2.7    Closing Adjustment.
(a)    At least three (3) Business Days prior to the Closing Date, Company shall prepare and deliver to Purchaser a statement (the “Estimated Closing Statement”) setting forth an estimated balance sheet of Company as of the Closing Date and including a good faith estimate (which estimate includes the following on both an aggregate basis of Company and, if applicable, on an individual basis of Company) of the: (i) Closing Indebtedness (the “Estimated Indebtedness”); (ii) Working Capital at Closing (the “Estimated Working Capital”); (iii) the Estimated Working Capital Adjustment (as determined in accordance with the Working Capital Principles); and (iv) the Estimated Closing Consideration resulting from the foregoing. The Estimated Closing Statement shall be prepared in accordance with the terms set forth in the Working Capital Principles. Except as otherwise provided in the definition of Working Capital Principles, Indebtedness or Cash, the Estimated Closing Statement shall be prepared in accordance with GAAP. The worksheets and data used by Company to prepare the Estimated Closing Statement shall be delivered to Purchaser concurrent with the delivery of the Estimated Closing Statement. Purchaser shall be afforded an opportunity to review and provide comments to the Estimated Closing Statement, and Company shall incorporate all reasonable comments of Purchaser on the Estimated Closing Statement.
(b)    If, as set forth in the Estimated Closing Statement, the Estimated Working Capital (i) exceeds the Target Working Capital, then the Estimated Closing Consideration will be increased, dollar-for-dollar, in an amount equal to such excess, or (ii) is less than the Target Working Capital, then the Estimated Closing Consideration will be decreased, dollar-for-dollar, in an amount equal to such shortfall (in either case, such adjustment, the “Estimated Working Capital Adjustment”) pursuant to Section 2.6.
Section 2.8    Payments at the Closing.
(a)    At the Closing, Purchaser shall pay, or cause to be paid, by wire transfer of immediately available funds, to the applicable accounts and in accordance with the wire instructions set forth in the Closing Funds Flow Statement, the: (i) Estimated Indebtedness in accordance with the terms set forth in the Payoff Letters and the Closing Funds Flow Statement; (ii) Escrow Amount to the Escrow Agent; and (iii) Estimated Closing Consideration minus the Escrow Amount to Company (collectively, the “Closing Payments”).
(b)    At least three (3) Business Days prior to the Closing, Company shall prepare and deliver to Purchaser a funds flow statement (the “Closing Funds Flow Statement”), setting forth in reasonable detail (i) the specific amount of consideration to be paid to each applicable Party under Section 2.5(a), and (ii) the account, wiring instructions and other material information necessary for Purchaser’s payment of such amounts.
Section 2.9    Post-Closing Adjustment.
(a)    As soon as practicable, but no later than ninety (90) days following the Closing Date, Purchaser shall prepare and deliver to Company, a statement (the “Preliminary Closing Statement”)

Exhibit 2.1
setting forth a balance sheet of Company as of the Closing Date and including its good faith calculation of the (i) Closing Indebtedness, (ii) Working Capital at Closing (the “Closing Working Capital”), (iii) Final Working Capital Adjustment (as determined in accordance with Section 2.9(f)), and (iv) the Final Closing Consideration (defined in Section 2.9(e)), which statement will include reasonable supporting documentation of Purchaser’s calculation of each of the foregoing amounts. The worksheets and data used by Purchaser to prepare the Preliminary Closing Statement shall be made available to Company concurrent with the delivery of the Preliminary Closing Statement. The Preliminary Closing Statement will be prepared in accordance with the Working Capital Principles and in a manner consistent with the Estimated Closing Statement.
(b)    Company shall have sixty (60) days to review the Preliminary Closing Statement from the date of delivery thereof by Purchaser to Company (the “Review Period”). During the Review Period, Purchaser shall provide Company and its Representatives with reasonable access during normal business hours and after reasonable advance notice to the books, records and other documents (including work papers, schedules, financial statements and memoranda) of Purchaser and Company for purposes of their review of the Preliminary Closing Statement. If Company objects to any aspect of the Preliminary Closing Statement, Company must deliver a written notice of objection (the “Objection Notice”) to Purchaser on or prior to the expiration of the Review Period. The Objection Notice shall specify any adjustment to the Preliminary Closing Statement that is objected to in reasonable detail the nature and amount of any disagreement so asserted and attach documentation supporting the calculations.
(c)    If Company delivers an Objection Notice to Purchaser prior to the expiration of the Review Period, Purchaser and Company shall, for a period of thirty (30) days thereafter (the “Resolution Period”), attempt to resolve the matters contained in such Objection Notice, all such discussions and communications related thereto shall (unless otherwise agreed to in writing by Purchaser and Company) be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule, and any written resolution, signed by Purchaser and Company, as to any such matter shall be final, binding, conclusive and non-appealable for all purposes hereunder. Except to the extent properly challenged in an Objection Notice, or in the event Company does not, prior to the expiration of the Review Period, deliver an Objection Notice to Purchaser, Company shall be deemed to have agreed to the Preliminary Closing Statement in its entirety, which Preliminary Closing Statement or undisputed portions thereof (as the case may be) shall be final, binding, conclusive and non-appealable for all purposes hereunder.
(d)    If, at the conclusion of the Resolution Period, Purchaser and Company have not reached an agreement with respect to all disputed matters contained in the Objection Notice, then as soon as practical but within ten (10) Business Days thereafter, Purchaser and Company shall submit for resolution those matters remaining in dispute (such matters, the “Disputed Matters”) to the Neutral Accountant. The Neutral Accountant shall act as an expert and not an arbiter to resolve (based solely on the written presentations of Purchaser and Company and not by independent review) only the Disputed Matters. Purchaser and Company shall request the Neutral Accountant to render a resolution of all such Disputed Matters within thirty (30) days after its engagement or such other period agreed upon in writing by Purchaser and Company. In deciding any matter, the Neutral Accountant shall be bound by the provisions of this Section 2.9(d) and may not assign a value to any item greater than the greatest value for such item claimed by Purchaser or Company or less than the smallest value for such item claimed by Purchaser or Company. If issues are submitted to the Neutral Accountant for resolution: (i) Company and Purchaser shall furnish or cause to be furnished to the Neutral Accountant such work papers and other documents and information relating to the Disputed Matters as the Neutral Accountant may request and are available to that party or its agents and shall be afforded the opportunity to present to the Neutral Accountant relating to the Disputed Matters and to discuss the issues with the Neutral Accountant

Exhibit 2.1
(including explicitly providing such party’s calculations of the Disputed Matters); and (ii) the determination by the Neutral Accountant shall be final, binding and conclusive on the parties and shall be used in the calculations of the Disputed Matters. Purchaser shall pay a portion of the fees and expenses of the Neutral Accountant equal to one hundred percent (100%) multiplied by a fraction, (i) the numerator of which is the dollar amount of the Disputed Matters that are resolved in favor of Company, and (ii) the denominator of which is the total dollar amount of the Disputed Matters. Company shall pay that portion of the fees and expenses of the Neutral Accountant that Purchaser is not required to pay hereunder. For example, should the items in dispute total in amount to $1,000 and the Neutral Accountant awards $600 in favor of Company’s position, sixty percent (60%) of the costs of its review would be borne by Purchaser and forty percent (40%) of the costs would be borne by Company. The Neutral Accountant shall, as part of its final determination, specify the allocation of fees in accordance with the immediately preceding sentence. The resolution of the Neutral Accountant shall be set forth in a written statement delivered to Purchaser and Company and, absent manifest error, shall be final, binding, conclusive and non-appealable for all purposes hereunder. Once modified and/or agreed to in accordance with Section 2.9(c) or this Section 2.9(d), the Preliminary Closing Statement shall become the “Final Closing Statement”.
(e)    For purposes of this Agreement, the “Final Closing Consideration” shall mean, as fully and finally determined and set forth in the Final Closing Statement in accordance with this Section 2.9, an amount equal to (i) the Base Purchase Price, plus/minus (ii) the Final Working Capital Adjustment, minus (iii) the Closing Indebtedness.
(f)    If, as finally determined and set forth in the Final Closing Statement, the Closing Working Capital (i) exceeds the Estimated Working Capital, then the Final Closing Consideration will be increased, dollar-for-dollar, in an amount equal to such excess, or (ii) is less than the Estimated Working Capital, then the Final Closing Consideration will be decreased, dollar-for-dollar, in an amount equal to such shortfall (such adjustment, the “Final Working Capital Adjustment”).
(g)    Following the determination of the Final Closing Statement, a final adjustment shall be made, which adjustment shall be an amount equal to the Final Closing Consideration (as finally determined and set forth in the Final Closing Statement) minus the Estimated Closing Consideration (the “Post-Closing Adjustment”). If the Post-Closing Adjustment is a positive number, Purchaser will pay to Company an amount equal to such Post-Closing Adjustment. If the Post-Closing Adjustment is a negative number, then Company or Parent, jointly and severally shall promptly cause an amount equal to the Post-Closing Adjustment to be paid to Purchaser. Payment of the Post-Closing Adjustment shall be made within three (3) Business Days after the Preliminary Closing Statement becoming the Final Closing Statement by wire transfer of immediately available funds to such account as is directed by Purchaser or Company, as the case may be. For Tax purposes and unless otherwise required by applicable Law, any payments made pursuant to this Section 2.9 shall be treated by the Parties as an adjustment to the Purchase Price.
(h)    For the avoidance of doubt, the Parties acknowledge and agree that, from and after the Closing, the provisions of this Section 2.9 and the determination of Disputed Matters as contemplated hereby shall be the exclusive remedy and exclusive forum of the Parties with respect to the matters that are or that may be addressed through the Purchase Price adjustments contemplated hereby, except for that if a Party is not cooperating in accordance with such Party’s contractual obligations under this Section 2.9, then the Parties may resolve the disputes pursuant to Section 9.8 of this Agreement.

Exhibit 2.1
Section 2.10    Transactions to be Effected at the Closing.
(a)    At or prior to the Closing, Purchaser will deliver, or cause to be delivered, to Company or each other applicable Person specified in this Section 2.10(a), the following:
(i)    the Closing Payment in accordance with, and to the payees designated in, Section 2.8(b) and the Closing Funds Flow Statement; and
(ii)    the Transaction Documents and all other agreements, documents, instruments or certificates required to be delivered by Purchaser at or prior to the Closing pursuant to Section 7.3 of this Agreement.
(b)    At or prior to the Closing, Company shall deliver, or cause to be delivered, to Purchaser, the Transaction Documents and all other agreements, documents, instruments or certificates required to be delivered by Company and Parent at or prior to the Closing pursuant to Section 7.2 of this Agreement.
Section 2.11    Withholding Rights. Notwithstanding anything in this Agreement to the contrary, Purchaser or its designee shall be entitled to withhold and deduct from all amounts payable pursuant to this Agreement such amounts as any such Person shall determine in good faith it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law; provided however, that, except in connection with Company’s failure to deliver an IRS Form W-9 pursuant to Section 7.1(e), prior to withholding or deduction, Purchaser shall use commercially reasonable efforts to notify such Person, of any such withholding requirement at least five (5) days in advance of such deduction or withholding and shall provide opportunity for such Person to provide forms or evidence that would exempt or reduce such amounts from withholding, and shall reasonably cooperate with such Person reduce or eliminate the requirement to deduct or withholding Tax with respect to such payment under applicable Law. To the extent that amounts are so withheld, such amounts (a) shall be remitted by the applicable withholding agent to the applicable Governmental Entity, and (b) to the extent remitted to the appropriate Governmental Entity, treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF COMPANY AND PARENT
In order to induce Purchaser to enter into this Agreement and consummate the Transactions, Company and Parent hereby represent and warrant to Purchaser, jointly and severally, that, except as set forth in the Disclosure Schedules attached hereto, the statements contained in this Article III are true and correct as of the date hereof:
Section 3.1    Organization and Qualification. Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of North Carolina. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and together with Company, have all requisite power and authority to own, lease and operate each’s properties and assets and to carry on the Business as it is now being conducted. Company and Parent, each is duly qualified or licensed as a foreign limited liability company or a foreign corporation, as applicable, to do business, and each is in good standing, in each jurisdiction where the character of the properties or assets owned, leased or operated by either Company or Parent, as applicable, or the nature of each’s activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not be reasonably expected to have, individually or in the aggregate, a

Exhibit 2.1
material adverse effect. Except as set forth on Schedule 3.1, neither Company nor Parent has ever conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictious name, assumed name, trade name or other name.
Section 3.2    Power and Authority. Each of Company and Parent has the requisite power and authority to enter into this Agreement and each other Transaction Document to which Company or Parent is a party, to carry out its obligations hereunder and thereunder and to consummate Transactions. Parent is the legal and beneficial owner of the outstanding equity securities of Company free and clear of any Encumbrances, and no other Person has any right or interest in any ownership or equity of Company. The execution and delivery by Company and Parent of this Agreement and each other Transaction Document, the performance of each of Company’s and Parent’s obligations hereunder and thereunder, and the consummation of the Transactions, have been duly authorized by all requisite action on the part of Company and Parent. This Agreement, and each other Transaction Document to which Company or Parent is a party, has been duly executed and delivered by Company and, assuming the due authorization, execution and delivery by each other party hereto and thereto, constitute a legal, valid and binding obligation of such party, enforceable against Company or Parent, as applicable, in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at Law or in equity).
Section 3.3    Title to Purchased Assets. Except as disclosed on Schedule 3.3, Company, or Parent on behalf of Company, has good and valid title to (or, in the case of Purchased Assets that are leased, valid and enforceable leasehold interests in) the Purchased Assets, including those reflected in the Financial Statements, that have not been sold or otherwise disposed of in the ordinary course of business. The Purchased Assets are free and clear of any Encumbrances other than Permitted Encumbrances or Encumbrances released concurrent with Closing which are expressly set forth on Schedule 3.3 of the Disclosure Schedules.
Section 3.4    No Subsidiaries. Company does not own, beneficially or otherwise, or have any interest in any equity interests of any other Person.
Section 3.5    Noncontravention; Consents. Except as set forth in Schedule 3.5, the execution, delivery and performance by Company and Parent of this Agreement, and the consummation of the Transactions, do not and will not: (a) contravene, conflict with, or result in a violation or default (with or without notice or lapse of time, or both), of any Law or Order binding upon or applicable to Company, Parent, the Business or Purchased Assets or by which Company, Parent, the Business, or any of the Purchased Assets may be bound or affected or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Company, Parent, Business Employee, or applicable to the Business or Purchased Assets; (b) violate, contravene, or conflict with any provision of the Organizational Documents of Company; or (c) contravene, conflict with, result in a violation or breach of any Material Contract or give any Person the right to (i) declare a default or exercise any remedy under any Material Contract, (ii) accelerate the maturity or performance of any Material Contract, (iii) cancel, terminate or modify any Material Contract, or (iv) impose or result in the imposition of any Encumbrance upon Company’s assets or properties. No Consents or Governmental Authorizations are required in connection with Company’s execution and delivery of this Agreement, the performance by Company of its obligations hereunder, and the consummation of the Transactions, other than (y) the Consents and Governmental Authorizations set forth in Schedule 3.5, and (z) such Consents and Governmental Authorizations. The approval by Company and Parent of this Agreement and the Transactions, each of which has been obtained by Company, are the

Exhibit 2.1
only approvals of any Person that are necessary to approve this Agreement, the Transactions and to effect the performance of the Transactions hereunder under the laws of the State of Delaware and the Organizational Documents of Company and Parent.
Section 3.6    Financial Statements; Undisclosed Liabilities.
(a)    Copies of Company’s (i) financial statements consisting of the balance sheet of Company as of December 31 in each of the years 2023 and 2024 and the related statements of operations for the years then ended (the “Annual Financial Statements”), and (ii) financial statements consisting of the balance sheet Company (the “Balance Sheet”) as of April 30, 2025 (the “Balance Sheet Date”) and the related statements of operations for the four (4) month period then ended showing revenues and expenses of the Business (the “Interim Financial Statements” and together with the Annual Financial Statements, the “Financial Statements”) have previously been delivered and/or made available to Purchaser. The Financial Statements (i) have been prepared consistent with past practices, based on the books and records of Company, the Business and Purchased Assets and fairly present, the financial condition of Company, the Business and Purchased Assets as of the respective dates thereof and the results of the operations of Company and the Business for the periods indicated, in each case in accordance with GAAP, subject, in the case of Interim Financial Statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the absence of notes, (ii) contain and reflect all adjustments, accruals (including, without limitation, accruals for incentive-based compensation), provisions and allowances necessary for a fair presentation of the financial condition and the results of operations of Company and the Business for the periods covered by such Financial Statement in accordance with GAAP, (iii) to the extent applicable contains and reflects adequate provisions for all reasonably anticipated Liabilities for all Taxes with respect to the periods covered by such Financial Statement and all prior periods in accordance with GAAP, and (iv) reflects the consistent application of GAAP throughout the periods covered. Except as set forth on Schedule 3.6(a), neither Company nor Parent on behalf of the Business and the Purchased Assets, have any material Liabilities, other than (i) those reflected on the Balance Sheet as of the Balance Sheet Date, (ii) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date (none of which is a Liability for breach of contract, breach of warranty, tort, infringement, violation of Law or Legal Proceeding), or (iii) those under (A) Contracts described on Schedule 3.11, or (B) under Contracts entered into in the ordinary course of business (none of which under (A) or (B) is a Liability resulting from noncompliance with any Contract, or any breach of contract or breach of warranty). The reserves reflected in the Financial Statements are adequate, appropriate and reasonable and have been calculated in a consistent matter. Except as set forth on Schedule 3.6(a), the books and records of Company have been maintained in accordance with GAAP and properly reflect all of the transactions entered into by Company.
(b)    The internal controls of Company provide reasonable assurance regarding the reliability of preparation of financial statements and such internal controls are sufficient to (i) provide reasonable assurance that the records accurately and fairly reflect the transactions of Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements, and that receipts and expenditures of Company and the Business are being made only in accordance with authorizations of the managers or officers of Company, and (iii) provide reasonable assurance that unauthorized acquisition, use or disposition of the Purchased Assets or the Business, intentional misconduct and fraud that could adversely affect its financial statements is prevented or timely detected.

Exhibit 2.1
(c)    All accounts and notes receivable of Company or the Business or Purchased Assets (i) are bona fide and valid arising from sales actually made or services actually performed and were incurred in the ordinary course of business, (ii) are properly reflected on Company’s books and records and balance sheets with regard to the Business and Purchased Assets in accordance with GAAP, and (iii) are, except as set forth on Schedule 3.6(c) and subject to an Allowance for Bad Debt Expense consistent with historic rates, not subject to any setoffs, counterclaims, discounts, credits or other offsets and are current and collectible and will be collected in accordance with their terms at their recorded amounts within ninety (90) days. Except as set forth on Schedule 3.6(c), no Person has any Encumbrance on any accounts or notes receivable or any part thereof, and no agreement for deduction, free goods or services, discount or other deferred price or quantity adjustment has been made by Company or with regard to the Business or Purchased Assets with respect to any accounts receivable. In the last three (3) years, Company and the Business has continued all pricing, sales, receivables and payables practices in accordance with its ordinary course of business and have not engaged in (i) any trade loading practices or any other promotional sales or discount activity with any customers or distributors with the intent to accelerate to pre-Closing periods sales to the trade or otherwise that would otherwise be expected (based on past practice) to occur in post-Closing periods, (ii) any practice intended to have the effect of accelerating to pre-Closing periods collections of receivables that would otherwise be expected (based on past practice) to be made in post-Closing periods or (iii) any practice intended to have the effect of postponing to post-Closing periods payments by Company or in connection with the Business or the Purchased Assets that would otherwise be expected (based on past practice) to be made in pre-Closing periods.
(d)    Schedule 3.6(d) provides: (i) an accurate and complete breakdown and aging of the accounts payable of Company with regard to the Business and the Purchased Assets as of the day immediately preceding the Closing Date; (ii) an accurate and complete breakdown of any customer deposits or other deposits held by Company as of the day immediately preceding the Closing Date; and (iii) an accurate and complete breakdown of all notes payable and other Indebtedness of Company with regard to the Business and the Purchased Assets as of the day immediately preceding the Closing Date. Neither Company nor Parent (on behalf of the Business and the Purchased Assets) has delayed the payment of any of its accounts payable in a manner which is not consistent with historical practices.
(e)    All Inventory of Company and the Business reflected on the statement of inventory attached as Schedule 3.6(e)(i) (the “Inventory Statement”) or acquired after the date set forth thereon (the “Inventory Date”) consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged or defective items that have been written off or written down to fair market value or for which adequate reserves have been established on the Balance Sheet. All Inventory contained in the Inventory Statement and shown on the Balance Sheet reflects write-downs to realizable values in the case of items which have become obsolete or unsalable (except at prices less than cost) through regular channels in the ordinary course of business consistent with past practice. The Inventory recorded on the Balance Sheet or acquired thereafter reflects items and quantities of Inventory of Company with regard to the Business or the Purchased Assets accounted for at the lower of cost or net realizable value and such items and quantities are supported by historical counts. Such Inventories are in compliance with all applicable Laws, whether domestic or foreign, and are in conformity with all applicable product registrations and specifications. The values of the Inventory contained in the Inventory Statement and shown on the Balance Sheet reflect the normal inventory valuation policies of Company and were determined in accordance with GAAP and the Inventory Statement reflects all of the Inventory of the Business owned by Company or by Parent on behalf of Company. Company’s commitments for the purchase of Inventory are attached as Schedule 3.6(e)(ii).

Exhibit 2.1
Section 3.7    Guaranties; Indebtedness. Except as set forth on Schedule 3.7, (i) Company is not a guarantor for any Liability (including Indebtedness) of any other Person, and (ii) no other Person is a guarantor for any Liability (including Indebtedness) of Company. Except as set forth on Schedule 3.7, Company does not have any outstanding Indebtedness. Except as set forth on Schedule 3.7, neither Company nor Parent is in default with respect to any Indebtedness or any contracts relating thereto, and no such Indebtedness or any contracts relating thereto purports to limit the sale of the Purchased Assets or the operation of the Business of Company by Purchaser. True, correct and complete copies of all contracts (including all amendments, supplements, waivers and consents) relating to any Indebtedness of Company have been delivered to Purchaser prior to Closing.
Section 3.8    Absence of Changes. Except as expressly contemplated by this Agreement, or as set forth in Schedule 3.8, since the Balance Sheet Date:
(a)    there has not been any Company or Business material adverse effect;
(b)    there has not been any loss, damage or destruction to, or any interruption in the use of, any of Company’s assets (whether or not covered by insurance), other than ordinary wear and tear;
(c)    neither Company nor Parent on behalf of the Business has purchased or otherwise acquired any material asset (including any Intellectual Property) from any other Person, except for purchases or acquisitions of assets by Company in the ordinary course of business;
(d)    neither Company nor Parent on behalf of the Business has leased or licensed any material asset (including any Intellectual Property) from any other Person outside the ordinary course of business;
(e)    neither Company nor Parent on behalf of the Business has made any capital expenditure except for capital expenditures that in the aggregate do not exceed $50,000;
(f)    neither Company nor Parent on behalf of the Business has sold or otherwise transferred, assigned or agreed to assign, or leased or licensed, any asset (including any Intellectual Property) to any other Person outside the ordinary course of business;
(g)    neither Company nor Parent on behalf of the Business has written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other Indebtedness;
(h)    neither Company nor Parent on behalf of the Business has made any loan or advance to any other Person, other than payroll advances and other advances to employees for customary business purposes;
(i)    made or changed any business practice material to Company’s Business (in anticipation of the transactions contemplated hereby or otherwise);
(j)    neither Company nor Parent on behalf of the Business has (i), established, adopted, entered into, modified, amended or terminated any Benefit Plan or increased any benefits or compensation provided thereunder, (ii) paid or granted, as applicable, any cash bonus, incentive, performance or other incentive compensation, equity or equity-linked awards, or made any profit sharing or similar payment to, any of its officers, employees or independent contractors, (iii) hired or terminated any officers, employees or independent contractors, (iv) accelerated the vesting, funding or payment of any compensation or benefits under any Benefit Plan (other than as required under such Benefit Plan pursuant to terms of such Benefit Plan in existence as of the date hereof), or (v) established, increased, or

Exhibit 2.1
changed, or committed to establish, increase or change, any salary, wage rate or other compensation or benefits of, or granted any severance or termination payments to, any of its officers, employees or independent contractors;
(k)    neither Company nor Parent on behalf of the Business has (i) conducted, planned or announced any mass layoff or plant closure that may trigger the notice requirements under the WARN Act, or (ii) waived or released any non-competition, non-solicitation, nondisclosure, noninterference, non-disparagement or other restrictive covenant obligation to the Business of any current or former employee or independent contractor;
(l)    no Contract that would constitute a Material Contract by which Company, the Business or the Purchased Assets is or was bound, or under which Company has or had any rights or interest, has been amended in a manner that has materially increased the obligations of Company or the Business thereunder or terminated (other than terminations of Contracts due to the expiration of the stated term thereof);
(m)    neither Company nor Parent on behalf of the Business has discharged any Encumbrance or discharged or paid any Indebtedness or other Liability, except for accounts payable that (i) are reflected as current liabilities in the “liabilities” column of the Balance Sheet included in the Interim Financial Statements or have been incurred by Company since the Balance Sheet Date, in bona fide transactions entered into in the ordinary course of business, and (ii) have been discharged or paid in the ordinary course of business;
(n)    neither Company nor Parent on behalf of the Business has forgiven any debt or otherwise released or waived any right or claim with respect to any debt;
(o)    neither Company nor Parent on behalf of the Business has taken any action or failed to take any action that has had, or could reasonably be expected to have, the effect of accelerating to pre-Closing periods sales to customers or others that would otherwise be expected to occur after the Closing, outside the ordinary course of business;
(p)    neither Company nor Parent on behalf of the Business has changed any of its methods of accounting or accounting practices in any respect, except as required by GAAP;
(q)    neither Company nor Parent has: (i) changed or revoked any Tax election; (ii) settled or compromised any claim, notice, audit report or assessment in respect of Taxes (other than the payment of Taxes or collection of refunds in the ordinary course of business); (iii) changed any annual Tax accounting period; (iv) filed any amended Tax Return; (v) entered into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax; (vi) surrendered any right to claim a material Tax refund; or (vii) consented to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment;
(r)    neither Company nor Parent on behalf of the Business has failed to maintain in full force and effect any insurance policy in effect, except for any policy replaced by a new or successor policy of substantially similar coverage;
(s)    neither Company nor Parent on behalf of the Business has terminated, amended, or failed to renew any (i) material permit or (ii) registration or application for any material Intellectual Property Rights, except for amendments, terminations, expirations completed or occurring in the ordinary course of business;

Exhibit 2.1
(t)    neither Company nor Parent on behalf of the Business has waived, released, assigned, settled or compromised any Legal Proceeding; or
(u)    neither Company nor Parent on behalf of the Business has agreed, committed or offered (in writing or otherwise) to take any of the actions referred to in clauses (c) through (s) above.
Section 3.9    Legal Proceedings. (a)     Except as set forth in Schedule 3.9, there are no (and, for the three (3) years preceding the date hereof, there have not been any) Legal Proceedings pending or, to Company’s Knowledge, threatened against or by Company or Parent in connection with the Business (or to Company’s Knowledge, pending or threatened against any of the officers, partners or employees of Company with respect to their activities for or on behalf of Company), or pending or threatened in writing by Company or Parent in connection with the Business against any Person, at law or in equity, or before or by any Governmental Entity or non-Governmental Entity with authority over a matter (including any Actions with respect to the transactions contemplated by this Agreement). Except as set forth on Schedule 3.9, Company is not subject to any labor or employment matter, or any governmental investigation or inquiry. Neither Company, the Business nor the Purchased Assets is subject to any judgment, Order, award or decree of any Governmental Entity or non-Governmental Entity with authority over a matter. There are no Legal Proceedings pending or, to the knowledge of Company, threatened by or against Company or Parent that seek to challenge, enjoin, prevent, alter or could otherwise reasonably be expected to delay the Transactions or affect the performance under this Agreement of the Transaction Documents. Company and Parent are not subject to any Order that challenges, enjoins, prevents, alters or could otherwise reasonably be expected to delay or affect Company’s or Parent’s performance of any obligations hereunder or in connection with the Transactions.
Section 3.10    Compliance with Laws; Permits. Except as set forth on Schedule 3.10:
(a)    Each of Company and Parent on behalf of the Business is in material compliance with each Law (other than Benefit Plan Laws, labor and employment Laws, Tax Laws and environmental Laws which are addressed in Sections 3.15, 3.16, 3.17 and 3.18 respectively) that is applicable to them or to the conduct of the Business or the ownership or use of any of the Purchased Assets, and have, at all times during the past three (3) years been, in material compliance with each Law that is or was applicable to them or to the Business or the ownership or use of any of the Purchased Assets. No event has occurred in the past three (3) years, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) constitute or result directly or indirectly in a material violation by Company of, or a material failure on the part of Company to comply with, any Law in connection with the Business or the Purchased Assets. Neither Company nor Parent on behalf of the Business has received, at any time during the past three (3) years, any written notice from any Governmental Entity, non-Governmental Entity with authority over a matter or any other Person regarding (i) any actual or alleged violation of, or failure to comply with, any Law, or (ii) any actual or alleged obligation on the part of Company to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or response action of any nature. Company has delivered to Purchaser an accurate and complete copy of each material report, study, survey or other document to which Company or Parent has received or requested in connection with permitting or certifications involving the Business and its operations from any Governmental Entity or administrative or quasi regulatory authority.
(b)    Schedule 3.10 identifies each Governmental Authorization that is held by Company or the Business. Each Governmental Authorization identified or required to be identified in Schedule 3.10 is valid and in full force and effect. Each of Company and the Business is and has been in the past three (3) years in compliance with all of the terms and requirements of each Governmental Authorization identified

Exhibit 2.1
or required to be identified in Schedule 3.10. No event has occurred in the past three (3) years, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) (i) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization identified or required to be identified in Schedule 3.10, or (ii) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization identified or required to be identified in Schedule 3.10. Company has not received, at any time, in the past three (3) years, any written notice from any Governmental Entity or any other Person regarding (i) any actual, alleged, possible or potential violation of or failure to comply with any material term or requirement of any Governmental Authorization, or (ii) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.
(c)    Neither Company nor any of Company’s directors or officers, or, to the Knowledge of Company, its employees, agents or third-party representatives (in each case, acting for or on behalf of Company) has, directly or indirectly, given, offered, promised, or authorized or agreed to give, or received, any money or thing of value to or from any Person, or otherwise taken any action, in any case as would cause Company to be in violation of the U.S. Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act 2010 or other similar applicable Laws (“Anti-Corruption Laws”).
(d)    Neither Company nor any of its managers or officers, nor, to the Knowledge of Company, its employees, agents or third-party representatives: (i) is (A) on any list of designated or blocked Persons in relation to trade, economic or financial sanctions applicable Laws or restrictive measures (“Sanctions”), (B) in the government of, resident in, or organized under the Laws of a country or territory that is the subject of comprehensive Sanctions, or (C) majority-owned or controlled by any of the foregoing (a “Sanctioned Person”); (ii) acting for or on behalf of Company has transacted business with or for the benefit of any Sanctioned Person in violation of Sanctions; nor (iii) except as set forth on Schedule 3.10(d), has violated any applicable Laws relating to export, re-export, transfer, customs, and import controls (“Export Laws”).
(e)    In the past three (3) years neither Company nor the Business has (i) received from any Governmental Entity or any other Person any notice, inquiry, or internal or external allegation, (ii) except as set forth on Schedule 3.10(e), made any voluntary or involuntary disclosure to a Governmental Entity, or (iii) conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing, in each case related to Anti-Corruption Laws, Sanctions, Export Laws or applicable Laws relating to anti-boycott.
Section 3.11    Material Contracts.
(a)    Schedule 3.11 sets forth a list of the following types of Contracts to which Company or Parent is a party as of the date hereof (collectively, the “Material Contracts”) that relate to the Business or the Purchased Assets:
(i)    Any single Contract or series of related or unrelated Contracts (other than unfulfilled commitments, quotations, purchase orders, customer orders or work orders that constitute part of the Purchased Assets issued by the Business’ customers to and accepted by Company or Parent on or before the Closing) between Company, on one hand, and the same third party, on the other hand, that contemplates or might reasonably be expected to involve in the twelve (12) months following the Closing Date, (A) the payment or delivery of cash or other consideration in an amount or having a value in excess

Exhibit 2.1
of $50,000 in the aggregate, or (B) the performance of services or delivery of goods having a value in excess of $50,000 in the aggregate;
(ii)    any Contract that relates to the sale of any of Company’s assets, other than in the ordinary course of business;
(iii)    any Contract that relates to Company’s acquisition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);
(iv)    any Contract creating or involving any agency relationship, distribution arrangement or franchise relationship;
(v)    any Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or Liabilities;
(vi)    any Contract that limits or purports to limit, in any material respect, the ability of Company to compete in any line of business or with any Person or in any geographic area or during any period of time (excluding, as applicable, any use limitations on the Leased Real Property as set forth in the Real Property Leases);
(vii)    any Contract providing for indemnification by Company, except for any such Contract that was (A) entered into in the ordinary course of business, or (B) entered into in connection with the purchase or sale of any entity or business and is otherwise disclosed under this Section 3.11;
(viii)    any Contracts related to any Indebtedness for borrowed money of Company, or to the mortgaging or pledging of, or otherwise placing an Encumbrance on the Purchased Assets; any Contract involving or incorporating any guaranty, any pledge, any performance or completion bond, any indemnity or any surety arrangement;
(ix)    any Contract (A) relating to the employment of any Business Employee (except for offer letters on Company’s standard form which has been provided to Purchaser), (B) relating to the consulting or other service relationship of any consultant or independent contractor of Company or the Business earning annual base fees in excess of $50,000, or (C) any agreements entered into under a Benefit Plan, that is a severance, bonus, or similar Contract with any current or former employee, consultant or independent contractor of Company to which Company or Parent has an ongoing obligation or liability;
(x)    any Contract providing for the payment or acceleration of any funding or vesting of any cash or other compensation or benefits upon the sale of all or a material portion of the Purchased Assets, the Business or a change of control of Company;
(xi)    any Contract by Company or involving the Business with any staffing company, temporary employee agency, professional employer organization or similar company or agency;
(xii)    any Contract by Company or involving the Business with any labor union or works’ council or any collective bargaining agreement or similar arrangement;
(xiii)    any Contract under which Company is lessee of or holds or operates any personal property owned by any other Person, which involves annual rental payments of greater than $50,000 or

Exhibit 2.1
group of such Contracts with the same Person which involve consideration in excess of $50,000 in the aggregate;
(xiv)    any material broker, distributor, dealer, manufacturer’s representative, agency, marketing and advertising Contracts;
(xv)    any Contract relating to the acquisition, transfer, use, development, sharing or license or grant of any other right of any Intellectual Property including any Intellectual Property License other than (A) any Contract under which commercially available “off-the-shelf” software is licensed or made available to Company pursuant to standard commercial terms for a fee of less than $35,000 per year, and (B) any non-exclusive license that is merely incidental to the transaction contemplated in the Contract in which such license is granted, the commercial purpose of which is primarily for something unrelated to Intellectual Property;
(xvi)    any Contract imposing any restriction on Company’s right or ability (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person, or (C) to develop or distribute any products or services;
(xvii)    any Contract relating to any Legal Proceeding or Order;
(xviii)    any Contract with a Governmental Entity;
(xix)    any Contracts that require Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;
(xx)    any Contracts between or among Company, on the one hand, and Parent or any Affiliate of Parent (other than Company) on the other hand and any Contract relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Related Party;
(xxi)    any Contract entered into outside the ordinary course of business not previously disclosed pursuant to this Section 3.11; and
(xxii)    any other Contract deemed material by Company to the conduct of its Business and/or the ownership or operation of the Purchased Assets and not previously disclosed pursuant to this Section 3.11(a).
(b)    Neither Company nor, to the Knowledge of Company, any other party, is in, or, has received written notice of, any breach, violation of or default under any Material Contract. A copy of each Material Contract has previously been made available to Purchaser. Each Material Contract is a legal, valid and binding agreement of Company and is in full force and effect, and is enforceable against Company and, to the Knowledge of Company, each other party thereto, in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at Law or in equity). (i) Company has not, and to the Knowledge of Company no other Person has, violated or breached, or declared or committed any default under, any Material Contract; (ii) no event has occurred, and, the Knowledge of Company, no circumstance or condition exists (including the execution of this Agreement and the consummation of the

Exhibit 2.1
transactions contemplated hereby), that might (with or without notice or lapse of time) (A) result in a violation or breach of any of the provisions of any Material Contract, (B) give any Person the right to declare a default or exercise any remedy under any Material Contract, (C) give any Person the right to accelerate the maturity or performance of any Material Contract, or (D) give any Person the right to cancel, terminate or modify any Material Contract; (iii) Company has not received any notice or other communication (in writing or otherwise) regarding any violation or breach of, or default under, any Material Contract; and (iv) Company has not waived any right expressly provided for any Material Contract. Purchaser has been provided with a true, correct and complete copy of all Material Contracts, together with all supplements, amendments, waivers or other changes thereto.
Section 3.12    Equipment Etc.
(a)    Schedule 3.12(a) sets forth an accurate list of Company’s capitalized fixed assets as carried in Company’s fixed asset reporting system.
(b)    Schedule 3.12(b) sets forth a list of all Purchased Assets leased to Company.
(c)    Each asset identified or required to be identified in Schedule 3.12(a) or Schedule 3.12(b) complies in all material respects with, and is being operated and otherwise used in material compliance with, all applicable Laws and Orders. Except as set forth on Schedule 3.12(b), Company has good and valid title to, or a valid and enforceable leasehold interest in, all buildings, machinery, equipment, and other Tangible Personal Property assets (including any assets reflected on the Interim Financial Statements) used in or necessary for the conduct of its Business as presently conducted and as presently proposed to be conducted, free and clear of all Encumbrances (other than Permitted Encumbrances). Each such Tangible Personal Property asset (i) has been maintained in accordance with normal industry practice, (ii) is in good operating condition and repair (subject to normal wear and tear), (iii) is usable in the ordinary course of business and suitable for the uses intended therefor, (iv) has been installed, constructed, inspected and maintained by Company in accordance with customary practices and standards in the industry in which the Business operates, (v) is free from any latent defects and without material disruptions, and (vi) conform in all material respects to all applicable Law relating to its use and operation. To the Knowledge of Company, there are no facts or conditions affecting any Purchased Assets that would reasonably be expected, individually or in the aggregate, to materially interfere with the current use or operation of such properties and assets. The Purchased Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted. None of the Excluded Assets are material to the Business.
Section 3.13    Real Property.
(a)    Company does not own any real property. Schedule 3.13 contains a list, by street address or location, of all real property subject to any lease or sublease to which Company is a party, and under which Company is a lessee (collectively, the “Real Property Leases” and the real property to which such Real Property Leases relate, the “Leased Real Property”). Company is in lawful possession of its applicable Leased Real Property and Company has made available to Purchaser true, correct and complete copies of all Contracts, or other leases, lease guarantees, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property to which Company is a party, including all amendments, terminations and modifications thereof. The Real Property Leases: (i) are in full force and effect, are valid, binding and enforceable and effective in accordance with their terms; (ii) neither Company nor, to the Knowledge of Company, any other party to

Exhibit 2.1
the Real Property Leases is in breach or default, and, to the Knowledge of Company, no event has occurred which, with notice or lapse of time or both, would constitute such a breach or default or permit termination, modification or acceleration under the Real Property Leases; (iii) the Real Property Leases have not been modified, except to the extent that such modifications are disclosed by the documents delivered to Purchaser; (iv) Company is exclusively entitled to all rights and benefits as lessee under the Real Property Leases and Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the Real Property Leases; and (v) the terms and conditions of the Real Property Leases will not be affected by, nor will the Real Property Leases be in default as a result of, the completion of the Transactions, subject to receipt of the consents set forth on Schedule 3.13. To the Knowledge of Company, there is not now pending nor contemplated any reassessment of any parcel included in the Real Property Leases that could result in a change in the rent or assessment, additional rent, assessment or other sums and charges payable by Company under any agreement relating to the Real Property Leases.
(b)    With respect to each piece of Leased Real Property: (i) the current use of such Leased Real Property by the applicable Company and the operation of Company’s business thereon does not, to Company’s Knowledge, violate any instrument of record or Contract affecting such Leased Real Property; (ii) Company has not subleased, assigned or otherwise granted to any Person the right to use or occupy its Leased Real Property or any portion thereof; (iii) there are no Persons in possession of such Leased Real Property except Company; and (iv) to Company’s Knowledge is used in a manner consistent with and permitted by applicable zoning ordinances without special use Permits, is served by all water, sewer, electrical, telephone, drainage and other utilities required for normal operations of the business, and is in good condition and repair.
(c)    No Governmental Entity has issued any Order (that remains pending or in effect), or Company’s Knowledge no Government Entity has threatened in writing to issue any Order, that adversely affects the use or operation of the Leased Real Property, or requires any material repairs, alterations, additions or improvements thereto. To Company’s Knowledge, there is no pending or threatened, appropriation, condemnation, eminent domain or like proceedings relating to the Leased Real Property.
Section 3.14    Employee Benefit Plans.
(a)    Schedule 3.14(a) contains a list of each Benefit Plan. Neither Company nor Parent has made any plan or commitment, whether or not legally binding, to create any additional Benefit Plan or to modify or change any existing Benefit Plan that would increase Company’s Liability after the date of this Agreement. All Benefit Plans may be amended or terminated without penalty to Company at any time on or after the Closing. Each Benefit Plan complies, in form and operation, and has been established, maintained, funded and administered in all material respects in compliance with its terms and all applicable Laws, including ERISA and the Code. Each Benefit Plan intended to meet the requirements of Section 401(a) or Section 408 of the Code (a “Qualified Plan”) is so qualified and exempt from Tax under Section 501(a) of the Code and has received a current favorable determination letter from the IRS, or is comprised of a preapproved plan that has received a current favorable opinion or advisory letter from the IRS, and to Company’s Knowledge, nothing has occurred that would adversely affect the qualification of any such Qualified Plan. To Company’s Knowledge, nothing has occurred with respect to the design or operation of any Qualified Plan that could reasonably be expected to cause the loss of such qualification or exemption or the imposition of any Liability or Encumbrance, penalty, or Tax under ERISA or the Code or any other applicable Law, and each Qualified Plan has been timely amended to comply with current Law. There are no unfunded liabilities pursuant to any Benefit Plan. All Qualified Plans are marked as such on Schedule 3.14(a), and neither Company nor Parent has maintained or contributed to,

Exhibit 2.1
and the employees of Company and the Business are not covered by any other Qualified Plans. With respect to this Section 3.14, the term “Company” includes only Company and not any other ERISA Affiliate of Company.
(b)    With respect to each Benefit Plan, Company has delivered to Purchaser true, correct and complete copies of all material documents in connection with each such Benefit Plan, including (where applicable): (i) the plan document as in effect on the date hereof, together with all amendments thereto, including, in the case of any Benefit Plan not set forth in writing, a written description thereof; (ii) all current summary plan descriptions, summaries of material modifications, and material communications, including all materials relating to any governmental investigation or audit or any submissions under any voluntary compliance programs; (iii) the most recent determination letter received from the IRS; (iv) the three (3) most recent IRS Form 5500 annual report (with all applicable attachments) as filed (and any similar forms filed with any other Governmental Entity); (v) the three (3) most recent annual nondiscrimination tests required under the Code; (vii) Forms 1094-C and 1095-C for the three (3) most recent years; (viii) all related trust agreements, service agreements, insurance Contracts, and other funding arrangements (and the latest financial statements thereto); (ix) all reports submitted within the preceding three (3) years by third party administrators, actuaries, investment managers, auditors, consultants, or other independent contractors; (x) all notices that were issued within the preceding three (3) years by the IRS, Department of Labor, or any other Governmental Entity with respect to Benefit Plans; and (xi) all employee manuals or handbooks containing personnel or employee relations policies.
(c)    With respect to each Benefit Plan, all contributions (including all employer contributions and employee salary reduction contributions), distributions, reimbursements and premium payments that are due have been timely made by Company or on behalf of Company.
(d)    Except as set forth on Schedule 3.14(d), neither Company, Parent nor any ERISA Affiliate maintains, sponsors, contributes to, has any obligation to contribute to, or has any Liability under or with respect to, either on its own behalf or on behalf of Business Employees, their beneficiaries or any former employees or contractors of the Business, (i) any plan that is or was subject to Section 412 of the Code or Title IV of ERISA or any comparable provisions of any other applicable Law, (ii) a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or (iii) a “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA), including any Liability by reason of at any time being treated as a single employer under Section 414 of the Code with any other Person. Company does not have, and have never had, any obligation to contribute to or any Liability under or with respect to any “multiemployer plan,” as defined in Section 3(37) of ERISA, including any Liability by reason of at any time being treated as a single employer under Section 414 of the Code with any other Person. Neither Company, Parent nor any ERISA Affiliate is bound by, or Liable on behalf of its Business Employees, their beneficiaries or any former employees or contractors of the Business, any Contract addressing, and does not have any Liability described in, Section 4204 of ERISA. Neither Company, Parent nor any of its subsidiaries or any Affiliate acting as its agent, has (i) failed to timely pay premiums under any Benefit Plan, (ii) withdrawn from any Benefit Plan, or (iii) engaged in any transaction which would give rise to Liability under Section 4069 or Section 4212(c) of ERISA.
(e)    With respect to any Benefit Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA): (i) each such plan for which contributions are claimed as deductions under any provision of the Code is in compliance with all applicable requirements pertaining to such deduction; (ii) with respect to any welfare benefit fund (within the meaning of Section 419 of the Code) there is no disqualified benefit (within the meaning of Section 4976(b) of the Code) that would result in

Exhibit 2.1
the imposition of a Tax under Section 4976(a) of the Code; (iii) any Benefit Plan that is a group health plan (within the meaning of Section 733(a) of ERISA, Section 4980B(g)(2) of the Code, or any other applicable Law) complies with all of the applicable requirements of the Code, ERISA, Title XXII of the Public Health Service Act, the applicable provisions of the Social Security Act, the Health Insurance Portability and Accountability Act of 1996, and other applicable Laws; and (iv) neither Company, Parent nor any ERISA Affiliate has any Liability with respect to the provision of post-retirement or post-termination medical, health, or life insurance or other welfare type benefits for any Person (other than in accordance with COBRA and for which the beneficiary pays the entire premium cost).
(f)    There have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA that are not otherwise exempt under Section 408 of ERISA and no breaches of fiduciary duty (as described in Section 404 of ERISA) with respect to any Benefit Plan that could result in any Liability for Company, or any stockholder, officer, director or employee of Company.
(g)    No Legal Proceeding or audit with respect to any Benefit Plan (other than routine claims for benefits) is pending or, to Company’s Knowledge, threatened by the IRS, the Department of Labor, or any other Governmental Entity, and to Company’s Knowledge, there is no fact or circumstance that would give rise to any such Legal Proceeding or audit and no matters are pending with respect to any Benefit Plan under any IRS or Department of Labor correction program, and there has been no such Legal Proceeding or audit in the last five (5) years. There are no claims (other than routine claims for benefits) pending or threatened in writing by or with respect to any Person claiming benefit payments or entitlement to benefits under any Benefit Plan, nor, to Company’s Knowledge, is there any basis for any such claim. Company has not incurred any Liability for any excise, income or other taxes or penalties with respect to any Benefit Plan, and, to Company’s Knowledge, no event has occurred and no circumstance exists or has existed that could reasonably be expected to give rise to any such Liability.
(h)    Except as otherwise provided in Schedule 3.14(h), neither the execution of this Agreement nor the consummation of the transactions contemplated hereby, either alone or in conjunction with any other event (including a termination of any employee, officer, director, stockholder or other service provider of Company or any subsidiary of Company (whether current, former or retired) or their beneficiaries), will (i) give rise to any payment or compensation or other liability to any current or former employee or other service provider to Company or Business or (ii) accelerate the time of payment, funding or vesting or increase the amount of compensation or benefits due to any employee, officer, director, stockholder or other service provider of Company or any subsidiary of Company or Business (whether current, former or retired) or their beneficiaries.
(i)    No amounts paid or payable under any Benefit Plan to or with respect to any individual (including any such amounts that may be payable as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby or thereby) will fail to be deductible for United States Federal Income Tax purposes by reason of Section 280G of the Code or any amount that will not be fully deductible as a result of Section 162(m) of the Code.
(j)    Each Benefit Plan that is a “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) has been established, documented, operated and maintained, in form and operation, in compliance with Section 409A of the Code and all applicable regulations and guidance issued thereunder in all material respects, and no amount under any such plan, program, agreement or arrangement is, or is reasonably expected to be, or has been subject to the interest or additional Tax set forth under Code Section 409A(a)(1)(B). Company has no indemnity obligation on or after the date hereof for any Taxes imposed under Section 4999 or 409A of the Code.

Exhibit 2.1
(k)    Company and Parent (as it relates to the Business) have classified all individuals who perform services correctly under each Benefit Plan, ERISA, the Code and other applicable Law (including the Fair Labor Standards Act and any state wage and hour Law) as common law employees, or independent contractors. All such independent contractors have in the past been and continue to be properly and appropriately treated as non-employees for all federal, state, local and foreign Tax purposes, an all compensation for such individuals has been fully and accurately reported compensation on IRS Forms 1099 (or otherwise in accordance with applicable Law) when required to do so, and there exists no Liability to provide benefits with respect to such Persons under Benefit Plans or otherwise. There has been no determination, inquiry, or audit by any Governmental Entity that any such independent contractor of Company, Parent (as it relates to the Business) or acting in connection with the Business (or any other independent contractor who has previously rendered services to Company or Parent (as it relates to the Business), at any time) constitutes an employee of Company. At no time during the preceding three (3) years has any independent contractor brought a claim against Company or Parent, whether formally or informally, challenging his or her status as an independent contractor or made a claim for additional compensation or any benefits under any Benefit Plan or otherwise. No Persons are currently providing, or have ever provided, services to Company pursuant to a leasing agreement or similar type of arrangement, nor has Company or Parent entered into any agreement whereby services will be provided by such individuals.
(l)    Company, Parent and each Benefit Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) is in compliance, in all material respects, with the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010 (collectively, the “ACA”), including (i) compliance with the rules regarding offers of affordable, minimum value health insurance coverage under Sections 4980H(a) and (b) of the Code to all employees and consultants who meet the definition of a “full time employee” under the ACA and (ii) establishment of sufficient internal systems to record and document ACA and other welfare plan coverage enabling accurate reporting on Forms W-2 and Forms 1094-C and 1095-C. All required Taxes or penalties due and payable under the ACA have been paid, and no excise Tax or penalty under the ACA is outstanding, has accrued, or will become due with respect to any period prior to the Closing.
Section 3.15    Labor and Employment Matters.
(a)    Schedule 3.15(a) sets forth: (i) a true and complete list of all of Business Employees, independent contractors and consultants; (ii) the base compensation, variable compensation, benefits, and other renumerations owed (including accrued paid time off, commissions, bonuses or other incentive compensation) of each such Employee, contractor and consultant; (iii) the title, position office location, status as part-time or full-time, and/or job classification held by each such Employee, contractor and consultant, whether each Person is and has been treated as “exempt” or “non-exempt” for purposes of federal, state and/or local Laws governing the potential payment of overtime, and whether such Person is currently on a leave of any kind; and (iv) hire retention date. All Business Employees who are performing services in the United States are legally permitted to work in the United States, and, to Company’s Knowledge, if any such Employees are employed by Purchaser, they will be legally permitted to work in the United States following the consummation of the Transactions. The employment of all Business Employees, contractors and consultants may be terminated at any time with or without cause and without any severance or other liability to Company. No former employee, officer, manager or director of Company or Parent, or their dependents, are receiving (or are entitled to receive in the future) from Company pension benefits, retiree medical insurance coverage, retiree life insurance coverage or other welfare benefits.

Exhibit 2.1
(b)    Each Business Employee (including any former Business Employee during their employment with Company or Parent) is and has been properly classified as “exempt” or “non-exempt” from minimum wage and overtime under the federal Fair Labor Standards Act and similar state and local applicable Laws, and each current and former independent contractor or other service provider of the Business has been properly classified as an independent contractor under all applicable Laws..
(c)    Neither Company nor Parent is, or has never been, a party to or bound by any Collective Bargaining Agreement or other Contract or relationship with any labor organization. There is not, and has not been at any time during the past three (3) years, any labor organization representing or purporting to represent any employee of Company or Parent, and no labor organization or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. During the past three (3) years, there has been no, and to Company’s Knowledge there is not threatened, occurrence or threat of any (i) strike, slowdown, picketing, work stoppage, or other material labor dispute against or affecting Company or Parent, (ii) charge, complaint, grievance, Legal Proceeding or other claim against or affecting Company or Parent relating to the alleged violation of any Law, including any Collective Bargaining Agreement, including those pertaining to labor relations or employment matters, including any charge, grievance or complaint filed by or on behalf of any current or former applicant or candidate for employment, employee, independent contractor or labor organization with the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Entity or non-Governmental Entity with authority over a matter, (iii) union organizational or decertification activity or other labor or employment dispute against or affecting Company, or (iv) application for certification of a collective bargaining agent with respect to the employees of Company or Parent. Further, neither Company nor Parent has been put on notice by any Governmental Authority that it is out of compliance with any applicable Laws pertaining to employment, labor relations, or collective bargaining practices.
(d)    Each of Company and Parent (as it relates to the Business) is, and has remained at all times, in compliance in all material respects, with all Laws or Employment Agreements relating to the employment of labor, employment and personnel, including without limitation: those requirements relating to Employment Agreements, wages and hours, overtime, vacation or paid time off, meal and other breaks; classification of and payment of employees, independent contractors and consultants; employment equity and all fair labor practices, including: non-discrimination, non-harassment and non-retaliation in employment; equitable and appropriate provision of leave, accommodations or benefits in accordance with any federal, state or local Law providing such leave; benefits, compensation, or entitlements to any employees or independent contractors; affirmative action; workplace safety; occupational health and safety (including any guidance published by any applicable governmental authority related to the COVID-19 pandemic); immigration and visa sponsorship and employment authorization verification (including the timely and proper completion of Form I-9s for all employees and use of e-Verify, is applicable); layoffs; employment and unemployment insurance; workers’ compensation; and the collection and payment of Taxes and other withholdings. Company is not liable for any assessments, penalties or other sums for failing to comply with any such Laws or Employment Agreements, nor are there any orders, decisions, settlements or awards currently outstanding against or in respect of Company under or in respect of any Laws relating to labor, employment, and personnel.
(e)    Neither Company nor Parent (as it relates to the Business) is delinquent in the payment of any wages, salaries, bonuses, commissions, wage premiums, or any other compensation that has become due and payable to its employees, independent contractors, or other service providers, pursuant to any Law, Contract (including, any Employment Agreements), or employment policy. Each of Company and Parent has paid all amounts that it is required to pay as contributions to the Benefit Plans as of the last day of the most recent fiscal year of each of the Benefit Plans, and as required in accordance with applicable

Exhibit 2.1
Law. All compensation, commissions and benefits accrued under any Benefit Plan will have been paid, and all monies withheld from employee paychecks with respect to Benefit Plans have been transferred to the appropriate Benefit Plan in a timely manner as required by applicable Laws.
(f)    In the past three (3) years, there have been no labor or employment related Legal Proceedings pending or threatened in writing against Company or Parent (as it relates to the Business), including any act or allegation of or relating to unfair labor practices, discrimination, harassment or misconduct on the basis of any characteristics protected by applicable Law, or breach of any Company policy relating to the foregoing, in each case involving Company or any current or former filed by or on behalf of any current or former applicant or candidate for employment, employee, director, manager, officer or independent contractor (in relation to his or her work at Company or for the Business) of Company or Parent (as it relates to the Business), nor has there been any settlement or similar out-of-court or pre-litigation arrangement relating to any such matters. Neither Company nor Parent (as it relates to the Business) is a party to, or otherwise bound by, any labor or employment related Order. There are no consensual or non-consensual sexual relationships between any legal or beneficial owner, officer or, to Company’s Knowledge, supervisor-level employee of Company, on the one hand, and any direct report or other subordinate of any of the foregoing individuals, on the other hand. Each of Company and Parent has promptly, thoroughly and impartially investigated all sexual harassment or other discrimination, retaliation or policy violation complaints (both formal and informal) of which it is aware with respect to the Business. With respect to each such complaint with potential merit, Company has taken prompt corrective action that is reasonably calculated to prevent further improper action. To Company’s Knowledge, there are no complaints relating to officers, directors, employees, contractors or agents of Company or Parent that, if known to the public, would bring Company or the Business into material disrepute and that remains uninvestigated or unaddressed.
(g)    Company and Parent on behalf of the Business and the Business Employees is in compliance with, and has complied at all times, with its obligations to collect and maintain a U.S. Citizenship and Immigration Services Form I-9 in accordance with applicable Law for each current or former employee of Company with respect to whom such form is required to be maintained by Company. To Company’s Knowledge, all current or former employees and independent contractors of Company or Parent (in relation to the Business) have been properly authorized to work in the United States at all times during which they are or in the past have provided services to Company or the Business. Neither Company nor Parent has been the subject of any audit of its immigration, employment verification or Form I-9 practices by any Governmental Entity.
(h)    Company and Parent (as it relates to the Business) has never implemented any plant closings, employee layoffs or actions involving loss of employment implicating the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar or related Law, and no such events are currently planned, anticipated or announced. Schedule 3.15(b) sets forth by date and location any employees terminated within the ninety (90) days preceding the Closing.
(i)    Except as set forth in Schedule 3.15(c), there are no workers’ compensation claims pending against Company or by any Business Employee (including any former Business Employee during their employment with Company or Parent) nor, to Company’s Knowledge, are there any facts that could reasonably be expected to give rise to such a claim or claims not covered by workers’ compensation insurance.
(j)    In the past three (3) years, Company nor Parent (in relation to the Business) has not sought to enforce any non-competition or customer non-solicitation agreement covering a former

Exhibit 2.1
employee of Company. No current or former employee or contractor of Company or Parent has any claim with respect to any intellectual property rights of Company or relating to the Business.
Section 3.16    Environmental Matters.
(a)    Except as set forth in Schedule 3.16(a), Company and the Business (i) have been at all times in compliance with all Environmental Laws, and (ii) have not received from any Person any (A) Environmental Notice or Environmental Claim, or (B) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date. Company has obtained all Environmental Permits necessary for the ownership, lease, operation or use of the Business or Purchased Assets and Company and Parent on behalf of the Business is not in default or violation of any term, condition or provision of any Environmental Permit. Company holds all Environmental Permits necessary for the operation of its Business and Purchased Assets and which are listed on Schedule 3.16(a), to Company’s Knowledge, there are not facts or circumstances that exist that might prevent or impede, after the Closing Date, the conduct and operations of the Business as currently conducted or the ownership, lease, operation or use of the Purchased Assets as currently used.
(b)    Except as set forth in Schedule 3.16(b), there has been no release of Hazardous Materials in contravention of Environmental Laws with respect to the Business or Purchased Assets or any real property owned, operated or leased by Company, and Company has not received any Environmental Notice, written notice, Order, report or other information regarding actual or alleged material violation of, or material Liability under any Environmental Law or Environmental Permit, or that any real property owned, operated or leased by Company has been contaminated with any Hazardous Material in violation of Environmental Laws by Company. Except as set forth in Schedule 3.16(b), Company and the Business has not manufactured, distributed, treated, stored, disposed of, arranged for the disposal of, transported, handled, exposed any Person to, or released any substance, or owned or operated any property or facility contaminated by any substance, in each case so as to give rise to any material Liabilities pursuant to Environmental Laws. No real property currently or formerly owned, operated or leased by Company is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list. Company has not assumed, undertaken, become subject to, or provided an indemnity with respect to any material Liability of any other Person relating to or arising under Environmental Laws. Company has provided Purchaser with copies of all environmental reports, assessments and audits and all other documents relating to any material environmental, health or safety Liabilities in Company’s possession or control, in each case relating to Company or any of its current or former businesses, operations, properties or facilities.
Section 3.17    Insurance. Company, the Business and Purchased Assets are insured to the extent specified under the insurance policies listed in Schedule 3.17 (the “Insurance Policies”). All such insurance policies with respect to the properties, Purchased Assets or Business of Company are in full force and effect and all premiums due and payable thereon have been paid in full, no premiums will be required to be made after the Closing Date with respect to periods prior to the Closing, and Company is not in default with respect to its material obligations under any such policies and there exists no event, occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any other event or condition, including the completion of the Transactions, would become a default of Company. No written notice of cancellation or termination has been received by Company with respect to any such policies. In the past three (3) years, Company has given timely notice to the insurer of all material claims that may be insured thereby. Company has not been denied insurance or suffered the cancellation of any insurance in the past three (3) years. There are no claims by Company pending under

Exhibit 2.1
any Insurance Policies where coverage has been questioned, denied or disputed by the underwriters of such Insurance Policies or in respect of which such underwriters have reserved their rights and there are no known circumstances which might result in any such claim. In addition, Schedule 3.17 contains a list of all pending claims and all claims submitted during the previous three (3) years under any Insurance Policy. This Section 3.17 shall not apply to any Company Benefit Plans or other employee benefit arrangements.
Section 3.18    Taxes.
(a)    All Tax Returns required to be filed by Company or Parent or with respect to the Purchased Assets, the Assumed Liabilities, the Transferred Employees or the Business have been timely filed (taking into account all applicable extensions), and all such Tax Returns are true, correct and complete in all material respects.
(b)    All Taxes due and payable by Company or Parent or with respect to the Purchased Assets, the Assumed Liabilities, the Transferred Employees or the Business, whether or not shown to be due on any Tax Return, have been or, to the extent first due and payable between the date hereof and the Closing Date, will be, timely paid in full (taking into account all applicable extensions). With respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due or payable, Company and Parent have made sufficient accruals for such Taxes on the Financial Statements. No liability for Taxes has been incurred by Company or Parent with respect to the Purchased Assets, the Assumed Liabilities, the Transferred Employees or the Business since the date of the most recent Financial Statements, except for Taxes incurred in the ordinary course of business.
(c)    All amounts of Taxes required to have been withheld and paid, deducted or collected under applicable Law by Company or Parent or with respect to the Purchased Assets, the Assumed Liabilities, the Transferred Employees or the Business, including in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other Person, have been timely withheld, deducted or collected and paid to the appropriate Taxing Authority, and all IRS Forms W-2 and 1099 and other applicable forms required with respect thereto have been properly completed and timely filed (taking into account all applicable extensions).
(d)    Company and Parent have timely collected all sales, use, value-added and similar Taxes required to be collected by them or with respect to the Purchased Assets, the Assumed Liabilities, the Transferred Employees or the Business, and have remitted, or will remit, in each case on a timely basis, such amounts to the appropriate Governmental Entity (taking into account all applicable extensions). Company or Parent has timely and properly collected and maintained all resale certificates, exemption certificates and other documentation required to qualify for any exemption from the collection of sales Taxes imposed on or due from Company or Parent, respectively.
(e)    No deficiency with respect to Taxes has been claimed, proposed, asserted or assessed against or with respect to Company or Parent or with respect to the Purchased Assets, the Assumed Liabilities, the Transferred Employees or the Business which has not been fully paid or finally settled.
(f)    There is no audit, claim or assessment pending, proposed, contemplated, asserted or threatened in writing with respect to any Tax or Tax Return of Company or Parent or related to the Purchased Assets, the Assumed Liabilities, the Transferred Employees or the Business, and no Taxing Authority has indicated in writing an intent to investigate, commence or open such an audit, claim or assessment with respect to any such Tax or Tax Return.

Exhibit 2.1
(g)    Neither Company or Parent nor the Business, the Purchased Assets, the Transferred Employees or Assumed Liabilities are subject to any Tax allocation, indemnity or sharing agreement or similar agreement, arrangement or understanding to which such Person is a party or is otherwise subject.
(h)    No closing agreements (as described in Section 7121 of the Code or any corresponding, analogous or similar provision of state, local or non-U.S. Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or requested by Company or Parent or with respect to the Purchased Assets, the Assumed Liabilities, the Transferred Employees or the Business.
(i)    There are no Encumbrances with respect to Taxes upon any of the Purchased Assets.
(j)    No claim has been made in writing by a Taxing Authority in a jurisdiction where Company or Parent does not file Tax Returns or pay Taxes that Company or Parent, respectively, is subject to taxation by that jurisdiction or such Taxes are required to be paid.
(k)    There are no currently outstanding agreements, consents or applications to extend or waive any statute of limitations with respect to any Tax Returns or Taxes of Company or Parent or with respect to the Purchased Assets, the Assumed Liabilities, the Transferred Employees or the Business that will remain in effect as of the Closing Date. No power of attorney has been granted with respect to any matter relating to Taxes of Company or Parent or with respect to the Purchased Assets, the Assumed Liabilities, the Transferred Employees or the Business that will be in effect as of the Closing Date.
(l)    No tax election has been made by Company or Parent or with respect to any of the Purchased Assets, the Assumed Liabilities, the Transferred Employees or the Business that has, or may have, continuing effect for Tax purposes, after the Closing Date.
(m)    None of the Purchased Assets or the Assumed Liabilities is, nor is any property of Company or Parent or relating to the Business or the Transferred Employes, “tax-exempt use property” within the meaning of Section 168(h) of the Code.
(n)    Neither Company or Parent, and none of the Purchased Assets or the Assumed Liabilities are, nor is any property relating to the Business or the Transferred Employees subject to any Tax exemptions, Tax holidays or other Tax reduction agreements or orders to which the Business, the Transferred Employees or any of the Purchased Assets or Assumed Liabilities is currently subject. Company and Parent have made available to Purchaser all documents relating to such Tax exemptions, Tax holidays or other Tax reduction arrangements or orders. Company and Parent are in compliance with the requirements for any such Tax exemption, Tax holiday or other Tax reduction arrangement or order.
(o)    No Purchased Asset is an equity interest in a Person for Tax purposes.
(p)    No power of attorney with respect to any Tax matter is currently in force with respect to Company, Parent, the Purchased Assets, the Assumed Liabilities, the Transferred Employees or the Business, that would, in any manner, bind, obligate, or restrict Purchaser following the Closing Date.
Section 3.19    Intellectual Property.
(a)    Schedule 3.19(a) sets forth a list of the following Company Intellectual Property that, in each case, is subject to any issuance, registration or application to or with any Governmental Entity or authorized private registrar in any jurisdiction: (i) all Patents and pending Patent applications, including any and all extensions, continuations, continuations-in-part, divisions, reissues, reexaminations,

Exhibit 2.1
substitutes, renewals, and foreign counterparts thereof; (ii) all Trademark registrations and pending Trademark registration applications; (iii) all copyright registrations and pending copyright registration applications; (iv) all domain name registrations and pending domain name registrations; and (v) social media accounts (collectively, the “Registered Intellectual Property”). All required filings and fees related to the Registered Intellectual Property have been timely filed with and paid to the relevant Governmental Entities and authorized registrars, and all Registered Intellectual Property is otherwise in good standing. Except as set forth in Schedule 3.20(a), Company is the sole owner of the registrations and/or applications related to its applicable Registered Intellectual Property and is entitled to use any and all such Registered Intellectual Property in connection with the operation of its Business. All of Company’s Registered Intellectual Property is valid and enforceable and, to the Knowledge of Company, none of such Registered Intellectual Property is being misappropriated, violated, or infringed by any third party in any manner.
(b)    Company has taken commercially reasonable steps to maintain, enforce and protect the proprietary nature of Company Intellectual Property, including trade secrets, that is owned by Company and, to Company’s Knowledge, has not taken any actions that would materially impair or adversely affect Company Intellectual Property. No present or former employee, officer, consultant or contractor of Company has any ownership, license or other right, title or interest in any Intellectual Property rights of Company.
(c)    No claims have been made, are pending or, to the Knowledge of Company, threatened challenging the ownership (as applicable), enforceability, scope, validity, or use by Company of any Company Intellectual Property, or alleging that Company is violating, misappropriating or infringing the rights of any Person with regard to any Intellectual Property and to Company’s Knowledge, there is no basis for such claim; (ii) Company Intellectual Property as currently licensed or used by Company, and Company’s conduct of its Business as currently conducted, does not infringe, misappropriate or otherwise violate (directly, contributory, by inducement, or otherwise) the Intellectual Property of any Person; and (iii) to Company’s Knowledge, no Person is infringing, misappropriating or otherwise violating any Company Intellectual Property.
Section 3.20    Material Relationships.
(a)    Schedule 3.20(a) sets forth a complete and accurate list of the ten (10) largest customers (by revenue dollar value) with respect to the Business (i) during the twelve (12)-month period ended December 31, 2024 and (ii) the period from January 1, 2025 through March 31, 2025 (each, a “Material Customer”), which list includes the following information: (i) customer account name, and (ii) annual revenue for fiscal year 2024, and January 1, 2025 through March 31, 2025. None of the Material Customers has cancelled, terminated or materially decreased its usage or purchases of the products or services with Company or Parent since January 1, 2025 or otherwise notified Company or Parent that it is (A) canceling or terminating its relationship with the Business or (B) adversely modifying its relationship or its usage or purchases of the products or services with the Business.
(b)    Schedule 3.20(b) sets forth a complete and accurate list of the ten (10) largest suppliers (by dollar value) with respect to the Business (i) during the twelve (12)-month period ended December 31, 2024 and (ii) the period from January 1, 2025 through March 31, 2025 (each, a “Material Vendor”), which list includes those vendors that accounted for more than three percent (3%) of the gross revenues of Company in 2024. None of the Material Vendors has cancelled, terminated or materially and adversely modified its relationship or its provision of products or services with Company or Parent since January 1, 2025 or otherwise notified Company or Parent that it is (A) canceling or terminating its relationship with

Exhibit 2.1
the Business or (B) adversely modifying its relationship or its provision of products or services with the Business.
Section 3.21    Powers of Attorney. Company does not have any general or special powers of attorney outstanding (whether as grantor or grantee thereof).
Section 3.22    Warranty and Related Matters. Schedule 3.22 sets forth a complete list of all outstanding product and service warranties, guarantees and make good agreements in connection with any of the products and services and Purchased Assets. There is not currently, and there has not been at any time during the past three (3) years, any existing or, to the Knowledge of Company, threatened, claims against Company relating to any work performed by Company or the Purchased Assets, product liability, warranty or other similar claims against Company alleging that any products and services or Purchased Assets are defective or fails to meet any product or service warranties. Except as set forth on Schedule 3.22, to Company’s Knowledge, Company has no Liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any products distributed, procured, sold or delivered by Company or with respect to any services rendered by any of Company. Each product sold or delivered and each service rendered by Company has been in conformity in all material respects with contractual commitments and express and implied warranties, and Company has no Liability or obligation for replacement or repair thereof. There have been and there are no product recalls or withdrawals or requests for product recalls or withdrawals by any Governmental Entity or by any customer of Company.
Section 3.23    IT Systems.
(a)    Schedule 3.23 lists all Systems and Software that is duly and validly licensed to, or owned by, Company. Except as set forth on Schedule 3.23, all Systems are owned or leased, and operated by and are under the control of Company.
(b)    To Company’s Knowledge, the Software used by Company is free of any material defects, bugs and errors, and does not contain or make available any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other Software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, Software, data, or other materials (“Contaminants”). Company employs commercially reasonable practices and safeguards to ensure that the Systems are free from Contaminants.
(c)    All data and information which is owned or purported to be owned by, or has been collected by or provided to, Company or Parent in connection with the Business (the “Business Information”) has been collected solely for purposes related to the Business, and no Business Information is used in or has been collected in connection with any other operations or business. All of the Business Information is stored on Company’s information technology systems, or has been segregated and can be exported from Company’s information technology systems, all of which are included in the Purchased Assets. The execution, delivery, and performance of this Agreement complies with all applicable and will not require the consent of any individuals from whom Business Information has been collected.
(d)    During the past three (3) years, there has been no material failure, breakdown or continued substandard performance of any Systems that has caused a material disruption or interruption in or to any customer’s use of the Systems or the operation of Company’s business.
Section 3.24    Related Party Transactions. No direct or indirect equity holders, controlling Persons, shareholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees (each a “Related Party”) has any direct or indirect interest of any nature in

Exhibit 2.1
any of the Purchased Assets, other than an equity holder’s ownership of the units or other ownership interests, as applicable, of Company. No Related Party is indebted to Company. No Related Party has entered into, or has had any direct or indirect financial interest in, any Contract, transaction or business dealing of any nature involving Company, other than through or in connection with an employment relationship with Company. No Related Party is competing, directly or indirectly, with Company. No Related Party has any claim or right against Company, other than through or in connection with an employment relationship with Company. No event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any claim or right in favor of any Related Party against the Purchased Assets or the Business.
Section 3.25    Bank Accounts. Schedule 3.25 contains a list showing (a) the name of each bank, safe deposit company or other financial institution in which Company has an account, lock box or safe deposit box, and (b) the names of all Persons authorized to draw thereon or to have access thereto and the names of all Persons, if any, holding powers of attorney from Company.
Section 3.26    Brokers. Except as provided in Schedule 3.26, neither Company nor any of its Affiliates has any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the Transactions. Any fees, commissions and other obligations payable in connection with the Transactions shall be paid at or prior to the Closing by Company.
Section 3.27    Trade Programs and Rebate Agreements.
(a)    Set forth on Schedule 3.27(a) is, as of the date hereof, (i) all existing programs, practices or arrangements in connection with or relating to any Business Product providing for trade discounts, trade promotions, customer rebates, promotional sales or coupons related to its products which affect the collectability or value of any existing or future accounts receivable of any Business Product (collectively, the “Trade Programs”) and (ii) all Trade Programs currently planned to be implemented by Company in the 2025 fiscal year with respect to any Business Product.
(b)    Set forth on Schedule 3.27(b) is a correct and complete list, as of the date hereof, of all material contracts of Company with respect to supplier bill backs, discounts or rebates (collectively, the “Rebate Agreements”) in connection with or relating to any Business Product. Company has made available to Purchaser true and complete copies of each Rebate Agreement, together with all legally binding written modifications, schedules and supplements thereto, as applicable. No supplier has notified Company or Parent or, to the Knowledge of Company, threatened that it intends to terminate or materially alter any material commercial terms of the Rebate Agreements.
Section 3.28    Dealers and Distributors.
(a)    Schedule 3.28(a) sets forth (i) a true, correct and complete list of all sales representatives, sales agents, brokers, distributors, dealers, independent contractors or any other Persons that have been granted rights with respect to the sale or distribution of Business Product, including a description of the territories with respect to which such rights apply and whether such rights are exclusive; and a description of the terms of Company’s arrangement or agreement (whether written or oral) with such Persons.
(b)    Except as set forth on Schedule 3.28(b), all Contracts with sales representatives, sales agents, brokers, distributors, dealers or independent contractors of the Business can be terminated by Company upon ninety (90) days’ notice or less, with or without cause, without liability, penalty, or premium of any nature whatsoever.

Exhibit 2.1
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER
In order to induce Company and Parent to enter into this Agreement and consummate the Transactions, Purchaser hereby represents and warrants to Company and Parent that, except as set forth in the Disclosure Schedules attached hereto:
Section 4.1    Organization. Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Texas, and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted.
Section 4.2    Power and Authority. Purchaser has the requisite power and authority to enter into this Agreement and each other Transaction Document to which Purchaser is a party, to carry out its obligations hereunder and thereunder and to consummate the Transactions. This Agreement has been, and each other Transaction Document to which Purchaser is a party, has been duly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery by each other party hereto and thereto, constitute a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at Law or in equity).
Section 4.3    Noncontravention; Consents and Governmental Authorizations. The execution, delivery and performance by Purchaser of this Agreement and the other Transaction Documents to which Purchaser is a party, and the consummation of the Transactions, do not and will not: (a) contravene, conflict with, or result in a violation of or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any Law or Order or any restriction imposed by, any court or Governmental Agency binding upon or applicable to Purchaser; (b) violate, contravene, or conflict with any provision of the Organizational Documents of Purchaser; or (c) result in a violation, default or breach (whether after the giving of notice, lapse of time or both) under, accelerate any obligation under, or give rise to a right of termination of any Contract to which Purchaser is a party or otherwise bound. No Consents or Governmental Authorization are required in connection with Purchaser’s execution and delivery of this Agreement.
Section 4.4    Legal Proceedings. There are no Legal Proceedings pending or, to the knowledge of Purchaser, threatened by or against Purchaser that seek to challenge, enjoin, prevent, alter or could otherwise reasonably be expected to delay the Transactions or affect the performance under this Agreement of the Transaction Documents. Purchaser is not subject to any Order that challenges, enjoins, prevents, alters or could otherwise reasonably be expected to delay or affect Purchaser’s performance of any obligations hereunder or in connection with the Transactions.
Section 4.5    Solvency. Purchaser and Company will, after giving effect to all of the Transactions, including the payment of the Purchase Price and all other amounts required to be paid, borrowed or refinanced in connection with the consummation of the Transactions and all related fees and expenses, be solvent under applicable Law.

Exhibit 2.1
Section 4.6    Sufficiency of Funds. Purchaser has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the Transactions.
Section 4.7    Brokers. Neither Purchaser nor any of its Affiliates has any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the Transactions. Any fees, commissions and other obligations payable in connection with the Transactions shall be paid at or prior to the Closing by Purchaser.
ARTICLE V
COVENANTS
Section 5.1    Conduct of Business Prior to Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), Company and its Affiliates shall (x) conduct the Business in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact their current organization, business and franchise and to preserve the rights, franchises, goodwill and relationships of their employees, customers, lenders, suppliers, regulators and others having business relationships with Company or its Affiliates, in each case in connection with the Business. Without limiting the foregoing, from the date hereof until the Closing Date, Company and its Affiliates shall, in each case in connection with the Business:
(a)    preserve and maintain all of Company’s and its Affiliates’ Permits;
(b)    pay Company’s debts, Taxes and other obligations when due;
(c)    maintain the properties and assets owned, operated or used by Company or its Affiliates in the same condition as they were on the date of this Agreement;
(d)    continue in full force and effect without modification all Insurance Policies;
(e)    defend and protect Company’s and its Affiliates properties and assets from infringement or usurpation;
(f)    perform all of Company’s or its Affiliates’ obligations under all Contracts relating to or affecting Company’s or its Affiliates’ properties, assets or business;
(g)    maintain Company’s Books and Records in accordance with past practice;
(h)    comply in all material respects with all applicable Laws;
(i)    not take or permit any action that would cause any of the changes, events or conditions described in Section 3.8 to occur; and
(j)    not sell any Inventory except in the ordinary course of business consistent with past practice;
(k)    take any action described in Section 3.8(q); and

Exhibit 2.1
(l)    not enter into any Material Contract.
Section 5.2    Insurance Policies. For a period of three (3) years following the Closing (the “Claims Period”), Purchaser shall be allowed to make claims under any of the insurance policies that provide occurrence-based coverage for Company, the Business or the Purchased Assets (the “Available Insurance Policies”) with respect to any claims, acts, omissions, events, circumstances, occurrences or losses in respect of the Business occurring, arising or accruing prior to the Closing Date. During the Claims Period, and thereafter until all claims made under the Available Insurance Policies pursuant to this Section 5.2 have been finally resolved, Company shall: (i) add Purchaser as an additional insured on the Available Insurance Policies, (ii) keep the Available Insurance Policies, or comparable replacements therefor (which shall be considered Available Insurance Policies hereunder) in full force and effect to cover claims, acts, omissions, events, circumstances, occurrences or losses, and (iii) not take any action that would impair the ability of Purchaser to make claims thereunder or to obtain the benefits afforded them thereby; provided, however, that under no circumstance shall any Company be obligated to incur out-of-pocket costs related to the foregoing in excess of such costs that are de minimis in nature.
Section 5.3    Funds. From and after the Closing, if either Company, Parent or any of their Affiliates receives or collects any funds relating to any accounts receivable or any other Purchased Asset, then such Party or its Affiliate shall promptly remit such funds to Purchaser. From and after the Closing, if Purchaser or its Affiliate receives or collects any funds relating to any Excluded Asset, Purchaser or its Affiliate shall promptly remit any such funds to Company.
Section 5.4    Reasonable Efforts. Subject to Section 5.4 which shall govern the subject matter thereof and except as otherwise expressly set forth herein, prior to the Closing, upon the terms and subject to the conditions set forth in this Agreement, Purchaser, Company and Parent shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable (subject to any Applicable Laws) to consummate the Transactions as promptly as reasonably practicable.
Section 5.5    Exclusive Dealing.
(a)    During the period from the date of this Agreement to the earlier of the Closing and the termination of this Agreement in accordance with Article VIII, Parent and Company shall not and shall cause each of their respective Affiliates and representatives, agents and advisors not to, directly or indirectly, (i) (A) initiate, solicit or encourage the submission of any proposals or offers with respect to, (B) participate in any discussions or negotiations regarding or relating to, or (C) enter into any letter of intent or any agreement with, or provide any information to, any third party relating to, any direct or indirect acquisition of Company’s assets (other than inventory in the ordinary course of business) or equity of Company, or an acquisition of Company by merger, consolidation or otherwise, or any other extraordinary business transaction (each of the foregoing transactions, an “Acquisition Transaction”), or (ii) assist any third party in preparing or soliciting an offer relating in any way to an Acquisition Transaction (in each case other than with respect to the Transactions contemplated by this Agreement).
(b)    Parent and Company shall, and shall cause each of their respective Affiliates and representatives, agents and advisors to, immediately cease and cause to be terminated any existing negotiations with any Persons (other than Purchaser and Purchaser’s representatives, agents and advisors) conducted heretofore with respect to an Acquisition Transaction and shall instruct such other Person to return or destroy any confidential information in its possession and terminate access to “data rooms” provided to such Person in connection with such discussions or negotiations.

Exhibit 2.1
(c)    Parent and Company shall notify Purchaser promptly, but in any event within twenty-four (24) hours, orally and in writing if any proposal or offer with respect to an Acquisition Transaction, or any inquiry or other contact with any Person with respect thereto, is made. Any such notice to Purchaser shall indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or other contact.
Section 5.6    Certain Tax Matters.
(a)    Straddle Period Allocation. In the case of any Straddle Period, (a) property, ad valorem, and similar Taxes of Company charged on a periodic basis allocable to the portion of the Straddle Period ending on the Closing Date shall be equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that include or precede the Closing Date, and the denominator of which is the number of days in the entire Straddle Period; (ii) in the case of Taxes in the form of interest or penalties, all such Taxes shall be treated as attributable to a Pre-Closing Tax Period to the extent relating to a Tax for a Pre-Closing Tax Period whether such items are incurred, accrued, assessed or similarly charged on, before or after the Closing Date; and (iii) Taxes other than Taxes described in clause (b) above of Company allocable to the portion of the Straddle Period ending on the Closing Date shall be computed as if such taxable period ended as of the end of the day of the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period beginning after the Closing Date in proportion to the number of calendar days in each period.
(b)    Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees incurred in connection with the transactions contemplated by this Agreement (including the costs of preparing and filing any Tax Returns related to such Taxes and any real property transfer Tax and any similar Tax) (collectively “Transfer Taxes”) shall be paid equally, one-half by Purchaser and one-half by Company when due. The party responsible under applicable Law to file Tax Returns with respect to Transfer Taxes shall file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and fees, and, if required by applicable Law, the other party will, and will cause its respective Affiliates to, join in the execution of any such Tax Returns and other documentation. Purchaser and Company each agree to timely sign and deliver (or to cause to be timely signed and delivered) such certificates or forms as may be necessary or appropriate and otherwise to cooperate to establish any available exemption from (or otherwise reduce) any such Transfer Taxes in accordance with applicable Law.
(c)    Cooperation. Each of Company and Purchaser shall (and shall cause their respective Affiliates to) (i) assist the other party, as may be reasonably requested, in connection with (A) preparing and filing any Tax Returns and (B) any audit, examination or proceeding with respect to Taxes, in each case, with respect to the Purchased Assets, the Assumed Liabilities, the Transferred Employes or the Business, and (ii) retain (and provide the other party and its Affiliates with reasonable access to) all records or information which are reasonably relevant to such Tax Returns, audit, examination or proceeding; provided that the foregoing shall be done in a manner so as not to interfere unreasonably with the conduct of the business of the parties, and provided that the party requesting assistance shall reimburse the other party’s reasonable costs and expenses in providing such assistance.
(d)    Purchase Price Allocation. Within ninety (90) days of the determination of the Post-Closing Adjustment, Purchaser shall provide to Company a schedule allocating the purchase price (including Assumed Liabilities that are liabilities for Tax purposes and any other amounts treated as

Exhibit 2.1
consideration for U.S. federal income Tax purposes) among the Purchased Assets and the covenants contained in Section 5.14 in accordance with Exhibit D and Code Section 1060 and the Treasury Regulations promulgated thereunder (the “Purchase Price Allocation Schedule”). The Purchase Price Allocation Schedule shall be deemed final, unless Company notifies Purchaser in writing that Company objects to one or more items reflected in the Purchase Price Allocation Schedule within thirty (30) days after delivery of the Purchase Price Allocation Schedule to Company. In the event of any such objection, Company and Purchaser shall negotiate in good faith to resolve such dispute; provided, however, that if Company and Purchaser are unable to resolve any dispute with respect to the Purchase Price Allocation Schedule within thirty (30) days after the delivery of the Purchase Price Allocation Schedule to Company, such dispute shall be resolved by the Neutral Accountant; provided, that the Neutral Accountant shall resolve such dispute consistent with Exhibit D. The fees and expenses of such accounting firm shall be borne equally by Company and Purchaser. Company and Purchaser agree to file their respective IRS Forms 8594 and all federal, state and local tax returns in accordance with the Purchase Price Allocation Schedule. The parties hereto shall make appropriate adjustments to the Purchase Price Allocation Schedule to reflect changes in the Purchase Price. The parties hereto agree for all Tax reporting purposes to report the transactions in accordance with the Purchase Price Allocation Schedule, as adjusted pursuant to the preceding sentence, and to not take any position during the course of any audit or other proceeding inconsistent with the Purchase Price Allocation Schedule except as may be required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or similar provision of state or local Tax Law).
Section 5.7    Employment Matters.
(a)    Parent or Company, as applicable, shall terminate the employment of all Business Employees immediately prior to the Closing and shall make such terminated employees available for employment by Purchaser from and after the Closing. Subject to satisfying Purchaser’s reasonable hiring requirements (including usual and customary pre-employment screening of Purchaser), Purchaser shall or shall cause an Affiliate to offer employment to commence effective as of the Closing to all Business Employees set forth on Schedule 5.7(a) excluding those individuals who, as of the Closing, are not actively at work (“Transferred Employees”). Purchaser or its Affiliates shall offer such Transferred Employees terms of employment, including compensation, benefits and other perquisites (but excluding any change in control, retention or transaction bonus, nonqualified deferred compensation, severance, equity or equity-based (including phantom equity) arrangements, defined benefit pension and retiree or post-termination health and welfare benefits) which are substantially the same, in the aggregate, to those provided to such Transferred Employees under the Benefit Plans in effect as of the Closing Date. To the extent allowed by the Benefit Plans of Purchaser, Purchaser and its Affiliates shall provide to Transferred Employees credit for their respective periods of service as employees of Company for purposes of eligibility for vacation, paid time off, and other employee benefits and perquisites. For avoidance of doubt, Transferred Employees, under any circumstance, will be hired only upon satisfactory completion of usual and customary pre-employment screening and all new hire paperwork provided by Purchaser, including I-9 verification.
(b)    Any and all obligations and liabilities in existence prior to or as of the Closing, or that arise at or after the Closing and are based on events, acts, omissions, conditions or any other state of facts first occurring prior to or otherwise existing as of the Closing associated with the Business Employees (including Transferred Employees and employees that are not offered employment by Purchaser (if any), or employees that do not accept employment with Purchaser), in each case are Excluded Liabilities, which Excluded Liabilities shall include all obligations and liabilities with respect to such employees for all wages, salary, bonuses (whether accrued or otherwise), other compensation, accrued vacation and sick

Exhibit 2.1
days, employee benefits, supplemental employee benefits, payroll Taxes, discrimination, worker’s compensation and other claims, and all other liabilities attributable to or related to such employees’ employment (including related to any government-mandated programs) with Parent or Company through and including the Closing Date. Purchaser shall have obligations with respect to Transferred Employees for events which occur from and after the Closing. Nothing in this Agreement shall confer upon any current or former employee, officer, director or consultant of Parent, Company or Purchaser or any of their respective Affiliates any right to continue in the employ or service of Parent, Company, Purchaser or any of their respective Affiliates. Purchaser shall not have any obligation to pay compensation (including wages, benefits, bonuses (including any sale, change-of-control, retention or similar bonuses, compensation or payments in connection with the transactions contemplated hereby), accrued vacation, workers’ compensation, severance, retention, termination, indemnification, advancements and other payments) earned by or owed to the Business Employees prior to the Closing Date as required under applicable Laws or Contracts (including any Employment Agreements) including the obligation to directly pay the compensation, benefits, perquisites and other terms and conditions that such employees were entitled to receive from Company or Parent immediately prior to the Closing Date or upon their termination.
(c)    For the avoidance of doubt, Parent shall remain solely responsible for all obligations and liabilities in connection with the requirement of COBRA with respect to any individual who is an “M&A qualified beneficiary” (as defined in the regulations under COBRA) as a result of the transactions contemplated by this Agreement, including any individual who experiences a “qualifying event” (within the meaning of COBRA) as of or prior to the Closing Date and any individual who is receiving COBRA coverage as of the Closing Date. Purchaser shall be solely responsible for all obligations under COBRA with respect to any Transferred Employee who experiences a “qualifying event” after the Closing Date. With respect to the employment Tax matters with respect to any Transferred Employees, Purchaser will not assume Parent’s obligation to prepare, file and furnish IRS Forms W-2s for the year including the Closing Date.
(d)    This Section 5.7 shall be binding upon and inure solely to the benefit of each of the Parties, and nothing in this Section 5.7, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.7 as a third-party beneficiary or otherwise. Nothing contained herein, express or implied, shall be construed to establish, amend, modify or create any Benefit Plan, program, agreement or arrangement and the Parties acknowledge and agree that the terms set forth in this Section 5.7 shall not create any right in any Business Employee or any other Person.
Section 5.8    Receivables. From and after the Closing, if either Company, Parent or any of their Affiliates receives or collects any funds relating to any accounts receivable or any other Purchased Asset, then such Party or its Affiliate shall remit such funds to Purchaser on the first Monday after its receipt thereof. From and after the Closing, if Purchaser or its Affiliate receives or collects any funds relating to any Excluded Asset, Purchaser or its Affiliate shall remit any such funds to Company on the first Monday after its receipt thereof. With regards to this Section 5.8, if Monday is a federal holiday observed by the United States government, the remittance of funds shall occur on the Tuesday immediately following the Monday holiday.
Section 5.9    Consents and Governmental Authorizations.With respect to those Consents or Government Authorizations identified on Schedule 3.5, each Party shall, as promptly as possible, use its commercially reasonable efforts to obtain or cause to be obtained such Consents and Governmental Authorizations. Each Party shall cooperate fully with the other Parties and their Affiliates in promptly

Exhibit 2.1
seeking to obtain all such Consents and Governmental Authorizations, and no Party will take any action that could have the effect of delaying, impairing or impeding the receipt thereof. If requested by Purchaser, Company or Parent shall notify all of the Taxing Authorities in the jurisdictions that impose Taxes on Company or where Company or Parent on behalf of the Business has a duty to file Tax Returns of the transactions contemplated by this Agreement in the form and manner required by such Taxing Authorities, if the failure to make such notifications or receive any available tax clearance certificate (a “Tax Clearance Certificate”) could subject Purchaser to any Taxes of Company or Parent on behalf of the Business in connection with the Transaction. If any Taxing Authority asserts that Company or Parent on behalf of the Business is liable for any Tax, Company shall promptly pay any and all such amounts and shall provide evidence to Purchaser that such liabilities have been paid in full or otherwise satisfied.
Section 5.10    Public Announcements. From and after the date hereof, none of Company, Parent, Purchaser or any of their Representatives shall issue or cause the publication of any press release or public announcement related to this Agreement or the Transactions without the joint approval of Purchaser, on the one hand, and Company or Parent, on the other hand; provided, however, that the foregoing shall not apply to announcements and communications in connection with Purchaser’s and/or its Affiliates fundraising, marketing, informational or reporting activities of the kind customarily provided to investors and prospective investors with respect to investments of this kind by private equity fund sponsors, including announcements regarding consummation of the Transaction. Notwithstanding the foregoing, any Party that is subject to disclosure requirements under the Securities Exchange Act of 1934 or similar applicable Laws shall have the right to make the final determination about its required disclosures, and may disclose as such Party deems necessary and appropriate to comply with Applicable Laws in such Party’s sole discretion and may make such disclosure without first providing copies to any other Person hereunder.
Section 5.11    Books and Records.
(a)    After the Closing Date, Purchaser and Company shall agree that they each shall preserve and keep the records held by their respective Affiliates relating to the Business and for a period of two (2) years from the Closing Date and shall make such records and personnel available to the other Party as may be reasonably required in connection with, among other things, any insurance claims by, Legal Proceedings or Tax audits or government investigations or in order to enable the Parties to comply with their obligations under this Agreement and the Transaction Documents. Such availability shall include reasonable access upon reasonable advance notice to Purchaser, subject to restrictions under applicable Law, to the Books and Records transferred to Purchaser to the extent necessary for the preparation of financial statements, regulatory filings or Tax Returns of Company or its Affiliates in respect of periods ending on or prior to Closing, or in connection with any Legal Proceedings during such period.
(b)    Neither Purchaser nor its Affiliates shall be required to provide any access or information to Company or its representatives (i) in the event of any actual or threatened proceeding or dispute brought by Company or their respective Affiliates against Purchaser or by Purchaser or its Affiliates against Company under or arising out of this Agreement or (ii) which Purchaser reasonably believes it is prohibited from providing to Company or Company’s representatives by reason of applicable Law, which, for the avoidance of doubt, (A) constitutes access to information protected by attorney-client privilege or which Purchaser is required to keep confidential or (B) by reason of a contract with a third party or which would otherwise expose Purchaser or any of its Affiliates to a material risk of Liability.

Exhibit 2.1
(c)    Within ten (10) days after the Closing Date, Company shall deliver to Purchaser an electronic copy of the virtual Data Room and all documents and information made available to Purchaser therein, as well as provide access to copies of all Books and Records
Section 5.12    IT Support. Company and Parent agree to provide the following limited IT support and assistance to Purchaser for a period of up to five (5) hours in the first thirty (30) days following the Closing Date: (a) reasonable availability (via email or phone) during normal working hours to answer questions related to the systems, infrastructure, and configurations in place at the time of transfer, and (ii) light technical guidance necessary for Purchaser to assume full operational control of such systems.
Section 5.13    Restrictive Covenants. In consideration of the mutual covenants provided for herein and for other good and valuable consideration the sufficiency of which is hereby acknowledged, Company and Parent hereby agree as follows:
(a)    Company and Parent, each on its own behalf and on behalf of each of its subsidiaries (each, a “Restricted Person”), hereby agrees that for the five (5)-year period from and after the Closing (the “Restricted Period”), such Restricted Person shall not, without the prior written consent of Purchaser, directly or indirectly, or as agent or employee of, or on behalf of, or in conjunction with any Person, or as an employee or as a partner of any partnership, or as a shareholder, officer or director of any corporation or as a member of any limited liability company, or in any other manner or capacity, own, manage, engage in, operate, control, work for, assist, consult with, render services for, do business with, maintain any interest in (proprietary, financial or otherwise) or participate in the ownership, management, operation or control of, any business, whether in corporate, proprietorship or partnership form or otherwise, that engages in the sale of stainless steel tubing (the “Restricted Business”) anywhere in the world. Notwithstanding the foregoing, the following activities shall not constitute a breach of this Section 5.13(a): ownership by a Restricted Person, as a passive investment, in the aggregate of less than two percent (2%) of the outstanding shares or other Equity Interests of capital stock of any corporation or other entity listed on a national securities exchange or publicly traded on any nationally recognized over-the-counter market.
(b)    During the Restricted Period, each Restricted Person shall not on behalf of such Restricted Person, entice, encourage, cause or invite any vendor, customer or client to (i) discontinue doing business relating to the Restricted Business with Purchaser or any of its Affiliates, (ii) interfere with the relationships relating to the Restricted Business between Purchaser or its Affiliates and any vendor, customer or client, or (iii) purchase any products relating to the Restricted Business other than from Purchaser or any of its respective Affiliates. During the Restricted Period, Restrictive Persons shall refer all customer inquiries with respect to the Restricted Business to Purchaser.
(c)    During the Restricted Period, no Restricted Person shall on behalf of such Restricted Person, in any manner take or cause to be taken any action which is designed or intended to discourage any vendor or other business relations of Purchaser from maintaining the same business relationship with Purchaser after the Closing as was maintained with Company prior to the Closing.
(d)    During the Restricted Period, no Restricted Person shall, directly or indirectly, on behalf of any other Person, solicit to employ, hire or employ (or engage as an independent contractor) any Person who is a Transferred Employee or who was employed by Company as of the Closing Date or at any time during the six (6)-month period preceding the Closing Date; provided that the foregoing restriction shall not prohibit any solicitation of any such employee pursuant to or as a result of any public

Exhibit 2.1
advertisement or posting or other form of general solicitation that is not directed at any or all of such employees (however, no Restricted Person shall employ or hire any such Person).
(e)    Each Restricted Person agrees that during the Restricted Period such Restricted Person shall not disparage Purchaser or any of its officers, directors, managers, shareholders, members or employee in any matter likely to be harmful to such Person or his, her or its personal or business reputation; provided that the foregoing shall not prohibit any Person from (i) responding accurately and fully to any question, inquiry, or request for information required by legal or administrative process, and (ii) enforcing such Person’s rights under, or defending such Person against claims under, the Transaction Documents.
(f)    From and after the Closing and until the expiration of the Restricted Period, Restricted Persons shall keep secret and retain in strictest confidence, and shall not use, directly or indirectly, for the benefit of themselves or others, all non-public, confidential and proprietary information relating to the Restricted Business, including know how, trade secrets, customer lists, supplier lists, details of consultant and employment Contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition plans, technical processes, designs and design projects, specifications, processes, inventions, software, source codes, object codes, systems documentation and research projects and other business affairs of Company with respect to the Restricted Business (collectively, “Confidential Information”) and shall not disclose such Confidential Information to any other Person (other than such Restricted Person’s professional advisors, agents and representatives who have a reasonable need to know and are informed of the confidential nature of the Confidential Information and are directed to comply with the confidentiality obligations of this Section 5.13(f)); provided that this covenant shall not apply to any information (i) which is or becomes generally available to the public other than as a result of disclosure in violation of this Section 5.13(f), (ii) that is required to be disclosed in any Law, in which case the applicable Restricted Person shall provide Purchaser with reasonably prompt notice of such required disclosure (to the extent permitted to do so by applicable Law) so that Purchaser may seek to obtain a protective order or other reasonable assurance that such disclosure shall be treated confidentially (at Purchaser’s sole cost and expense), (iii) that is lawfully acquired by any such Restricted Period, from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation, or (iv) that is independently developed by such Restricted Party following the Closing without reference to or the use of any Confidential Information. Notwithstanding anything to the contrary contained herein, nothing in this Section 5.13(f) shall prohibit any Restricted Person from using Confidential Information to the extent necessary to enforce the Restricted Person’s rights under, or other Person’s obligations under, any Transaction Document.
(g)    The Parties acknowledge and agree that the amount of actual damages suffered by a non-breaching party(s) in the event of an actual or threatened breach of this Section 5.13 may be difficult or impossible to accurately calculate and there may not be an adequate remedy at Law available to the non-breaching party to fully compensate the non-breaching party(s) in the event of such an actual or threatened breach. Consequently, the Parties agree that in addition to any other remedy or relief to which it may be entitled, in the event of a breach or threatened breach of this Section 5.13, the non-breaching party and its successors and assigns shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security), and neither the breaching party nor any of their Affiliates will oppose the granting of any such relief on the ground(s) that the non-breaching party has an adequate remedy at Law, has not proven actual damages, and/or should be required to post a bond or other security.

Exhibit 2.1
(h)    If any provision contained in this Section 5.13, will for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provisions of this Section 5.13, but this Section 5.13 will be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the Parties that if any of the restrictions or covenants contained in this Section 5.13 is held to cover a geographic area or to be of a length of time that is not permitted by applicable Law, or in any way construed to be too broad or to any extent invalid, such provision will not be construed to be null, void and of no effect; instead, the Parties agree that a court of competent jurisdiction will construe, interpret, reform or judicially modify this Section 5.10 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as will be valid and enforceable under such applicable Law.
(i)    Each Restricted Person expressly acknowledges and agrees that (i) each of the restrictions contained in this Section 5.13 is reasonable in all respects (including with respect to subject matter, time period and geographical area) and such restrictions are necessary to protect Purchaser’s interest in, and value of the Purchased Assets, (ii) Restricted Persons are selling to Purchaser their interest in the Purchased Assets and (iii) Purchaser would not have entered into this Agreement or consummated the Transactions without the restrictions contained in this Section 5.13.
Section 5.14    Nonassignable Assets. To the extent an Purchased Asset cannot, by its terms or applicable Law, be assigned, transferred or conveyed without the consent of a third party or a Governmental Entity or is cancelable by a third party in the event of an assignment (“Nonassignable Assets”) and such consent has not been obtained prior to Closing, this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or an attempted sale, assignment, transfer, conveyance or delivery thereof unless and until such consent shall have been obtained. Company, at its expense, shall use its commercially reasonable efforts to cooperate with Purchaser following the Closing Date in endeavoring to obtain such consents promptly. To the extent permitted by applicable Law and the terms of the Nonassignable Assets, in the event consents to the assignment thereof cannot be obtained, such Nonassignable Assets shall be held, as of and from the Closing Date, by Company in trust for Purchaser and the covenants and obligations thereunder shall be performed by Purchaser in Company’s name, Purchaser shall bear all expenses related thereto, and all benefits and obligations existing thereunder shall be for Purchaser’s account. Company shall take or cause to be taken at Purchaser’s expense such actions in its name or otherwise as Purchaser may reasonably request in writing to provide Purchaser with the benefits of the Nonassignable Assets and to effect collection of money or other consideration that becomes due and payable under the Nonassignable Assets. Company shall promptly pay over to Purchaser all money or other consideration received by it in respect of all Nonassignable Assets. As of and from the Closing Date, Company authorizes Purchaser, to the extent permitted.
Section 5.15    Use of Name. Within five (5) Business days after the Closing, Company will change its corporate name to a name that does not include the words “American Stainless Tubing,” “ASTI” or any variation thereof by amending its Certificate of Formation, and Company will immediately cease to use or do business, and cease to allow any Affiliate of Company to use or do business, under the names “American Stainless Tubing,” “ASTI” or any other name that, in the reasonable judgment of Purchaser, is similar to any of the foregoing names. Company and Parent shall not use the names “American Stainless Tubing” or “ASTI” for any purposes related to or similar to the Business or the Purchased Assets or in any other manner restricted by Section 5.13.
Section 5.16    Further Assurances. Subject to the terms and conditions of this Agreement, at any time following the Closing, at a Party’s request and without further consideration, the other Parties

Exhibit 2.1
shall execute and deliver to such requesting Party such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as such Party may reasonably request in order to consummate the Transactions.
Section 5.17    Wrong Pocket. If at any time following the Closing, any Party or any of its Affiliates (such party, the “Holding Party”) discovers or is notified that (a) it has received or holds any assets, rights, or other property (including, cash received in consideration of services provided by the Entitled Party) that, pursuant to the terms and intent of this Agreement, were intended to be  held, enjoyed, controlled or assumed by the other Party or its Affiliates (such party, the “Entitled Party”) or (b) it holds or is responsible for any liability  or obligation of any nature whatsoever (whether accrued, contingent, absolute, determined, determinable or otherwise) that pursuant to the terms and intent of this Agreement was intended to be retained or assumed by the Entitled Party, is, as of or after the Closing, held by or reflected on the books and records of the Holding Party (each such asset, right, property, liability or obligation, as applicable, a “Wrong Pocket Item”), then (i) the Holding Party shall, promptly after becoming aware of such Wrong Pocket Item, notify the Entitled Party in writing and, without the payment of any consideration other than as expressly provided herein, take, and cause its affiliates to take, all actions reasonably necessary to convey, assign, transfer, deliver and vest in the Entitled Party all right, title and interest in and to such assets or to cause the Entitled Party to assume such liability, as applicable.
Section 5.18    ERP/Deacom. At the Closing, Company and Parent will deliver to Purchaser as a Purchased Asset a stand-alone ERP system that is separated from Parent’s ERP system and that functions with respect to the Business.  Company and Purchaser shall allocate the costs associated with that certain Deacom Subscription Agreement dated May 16, 2025 between ECI and Company such that Company is responsible for all costs incurred with respect to such agreement prior to the Closing, and Purchaser is responsible for all costs incurred with respect to such agreement following the Closing (including any prepaid amounts that were not utilized by Company prior to the Closing).
ARTICLE VI
INDEMNIFICATION
Section 6.1    Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and remain operative and in full force and effect for a period of twelve (12) months after the Closing Date; provided that (a) the Fundamental Representations (other than the Tax Representations) shall survive for six (6) years, and (b) the Tax Representations shall survive for the full period of all applicable statutes of limitations plus sixty (60) days. The covenants and agreements set forth in this Agreement to be performed after the Closing shall survive the Closing in accordance with their terms, and in the absence of any specified time period, for the maximum duration permitted by Law (including Del. C. 8106(c)). In accordance with the foregoing, no claim for indemnification in accordance with the terms of this Agreement (an “Indemnification Claim”) may be asserted against an Indemnifying Party unless written notice of such Indemnification Claim is provided to such Indemnifying Party describing in reasonable detail the facts and circumstances with respect to the subject matter of such Indemnification Claim on or prior to the date on which the representation, warranty, covenant or agreement on which such Indemnification Claim is based ceases to survive as set forth in this Section 6.1.  Notwithstanding the foregoing, any Indemnification Claim asserted in good faith and in writing (stating the nature of the claim, the identity of the underlying claimants, if applicable, an estimated amount of the claim, if known, and the basis for the claim) on or before the applicable expiration period set forth in this Section 6.1 shall survive until resolved or judicially determined.  The Parties acknowledge and agree that with respect to any Indemnification Claim that is permitted pursuant to the terms of this Agreement, the survival periods set

Exhibit 2.1
forth and agreed to in this Section 6.1 shall govern when any such Indemnification Claim may be brought and shall replace and supersede any statute of limitations that may otherwise be applicable.
Section 6.2    Indemnification by Company and Parent. Subject to the terms and conditions of this Article III and without duplication, from and after the Closing, Company and Parent, jointly and severally, shall indemnify, defend, protect and hold harmless, and pay on behalf of or reimburse, Purchaser Indemnitees for, from and against any and all Losses sustained or incurred by, or imposed upon, Purchaser Indemnitees based on, arising out of, or with respect to or as a result of:
(a)    any inaccuracy in or breach of any representation or warranty (excluding any Company Fundamental Representations) made in Article III;
(b)    any inaccuracy in or breach in any Company Fundamental Representations;
(c)    any breach or nonperformance of any covenant, agreement or obligation to be performed by Company or Parent at or prior to Closing under the terms of this Agreement;
(d)     any Closing Indebtedness, to the extent not included in Estimated Indebtedness, or otherwise included in the calculation of the Post-Closing Adjustment; or
(e)    Any Excluded Liabilities.
Section 6.3    Indemnification by Purchaser. Subject to the terms and conditions of this Article VI and without duplication, from and after the Closing, Purchaser shall indemnify, defend, protect and hold harmless Company Indemnitees for, from and against any and all Losses sustained or incurred by Company Indemnitees to the extent arising out of:
(a)     any inaccuracy in or breach of any representation or warranty made by Purchaser in Article IV (excluding any Purchaser Fundamental Representations);
(b)    any inaccuracy in or breach of any Purchaser Fundamental Representation made by Purchaser in Article IV; or
(c)    a breach or non-fulfillment of any covenant, agreement or obligation to be performed by Purchaser pursuant to the terms of this Agreement.
Section 6.4    Limitations on Indemnification. Notwithstanding any provision in this Agreement to the contrary, except in the case of fraud or intentional misconduct, the indemnification obligations of Company, Parent and Purchaser set forth in Section 6.2 and Section 6.3 shall be subject to the following:
(a)     Company’s and Parent’s aggregate maximum Liability to Purchaser Indemnitees under Section 6.2(a) shall not exceed Two Million Four Hundred Thousand Dollars ($2,400,000) (the “Cap”), and Company and Parent shall have no further direct or indirect Liability, and there shall be no further recovery by Purchaser Indemnitees, with respect to any Indemnification Claim by Purchaser Indemnitees under Section 6.2(a) once Company and/or Parent have made indemnification payments under Section 6.2(a) that in the aggregate are equal to the Cap; provided that the Cap shall not apply to claims for indemnification in respect of the indemnification obligations in Sections 6.2(b)-(f) (which shall be subject to the aggregate maximum limitation set forth below). Purchaser’s aggregate maximum Liability to Company Indemnitees under Section 6.3(a) shall not exceed the Cap, and Purchaser shall have no further

Exhibit 2.1
direct or indirect Liability, and there shall be no further recovery by Company Indemnitees, with respect to any Indemnification Claim by Company Indemnitees under Section 6.3(a) once Purchaser have made indemnification payments under Section 6.3(a) that in the aggregate are equal to the Cap; provided that the Cap shall not apply to claims for indemnification in respect of the indemnification obligations in Sections 6.3(b) and (c) (which shall be subject to the aggregate maximum limitation set forth below).
(b)    Neither Company nor Parent shall have any liability for indemnification pursuant to Section 6.2(a) until the aggregate amount of Losses incurred, suffered or sustained by any Purchaser Indemnitee pursuant to Section 6.2(a) exceeds One Hundred Thousand Dollars ($100,000) (the “Deductible”), after which Company and/or Parent shall be obligated to pay only such Losses under Section 6.2(a) in excess of the Deductible up to the Cap. Purchaser shall have no liability for indemnification pursuant to Section 6.3(a) until the aggregate amount the Deductible, after which Purchaser shall be obligated to pay only such Losses under Section 6.3(a) in excess of the Deductible up to the Cap.
(c)    Subject to Section 6.7(a), in connection with any Indemnification Claim against Company and/or Parent under Section 6.2(b)-(f), Purchaser shall be entitled to recover Losses directly from Company and/or Parent, subject in all respects to the other limitations set forth in this Section 6.4, including the indemnification cap set forth in Section 6.4(d) and Purchaser’s obligations and Company’s and Parent’s rights under Section 6.4(e) and Section 6.4(f).
(d)    Subject to, and without limiting or otherwise modifying the additional limitations on indemnification set forth in this Agreement (including, without limitation, under this Section 6.4), the maximum aggregate liability of Company and Parent for indemnification pursuant to Section 6.2 shall not exceed an amount equal to the Purchase Price, and the maximum aggregate Liability of Purchaser for indemnification under Section 6.3 shall not exceed an amount equal to the Purchase Price.
(e)    Payments by any Indemnifying Party to an Indemnified Party in respect of an indemnifiable Loss under this Article VI shall be: (i) reduced by any insurance proceeds actually received from a third-party insurer (net of reasonable costs incurred, including deductibles, by such Indemnified Party to obtain such proceeds), and (ii) reduced by indemnification, reimbursement, credits, rebates, refunds or other payments actually received by such Indemnified Party from third parties with respect to such Loss (net of reasonable costs incurred by such Indemnified Party to obtain such indemnification, reimbursement, credits, rebates, refunds or other payments).
(f)    The representations and warranties (as they may be qualified by the Disclosure Schedules) and the covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.
(g)    Each Indemnified Party shall take, and cause their Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise to such Loss.
(h)    Notwithstanding anything to the contrary in this Agreement, it is intended that the provisions of this Article VI will not result in a duplicative payment of any amount required to be paid under this Agreement or reflected in the Final Closing Statement and this Article VI shall be construed

Exhibit 2.1
accordingly. The Indemnified Party shall not be indemnified for the same Loss more than once under this Agreement, even if a claim for indemnification in respect of such Loss has been made as a result of a breach of more than one representation, warranty or covenant contained in this Agreement.
(i)    Notwithstanding anything in this Agreement to the contrary, if any representation and warranty contained in this Agreement or in any certificate delivered pursuant to this Agreement is qualified by materiality, material adverse effect or any other similar qualification, such qualification will be ignored and deemed not included in such representation and warranty for purposes of (i) determining whether there has been a breach of or inaccuracy in such representation or warranty and (ii) calculating the amount of Losses resulting from, arising out of, or relating to such breach or inaccuracy; provided that, for purposes of clarity, the capitalized word “Material” will not be disregarded when used within the title of the defined terms “Material Contracts,” “Material Customer” and “Material Vendor.”
(j)    Notwithstanding anything in this Agreement to the contrary and for the avoidance of doubt, none of the limitations on indemnification set forth in this Section 6.4 shall apply to any Indemnification Claims based on fraud or intentional misconduct.
Section 6.5    Procedures for Third Party Claims.
(a)    If an Indemnified Party receives notice of any actual, asserted or threatened claim made or brought by any Person who is not a Party to this Agreement, or an Affiliate of a Party to this Agreement, or a Representative of the foregoing, against such Indemnified Party with respect to which the Indemnifying Party is or may be obligated to provide indemnification under this Agreement (a “Third Party Claim”), the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof (a “Claim Notice”); provided that the failure to give such Claim Notice shall not relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party has been materially prejudiced thereby of limitations for the claim. Such Claim Notice shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount of the Loss that has been or may be sustained by the Indemnified Party.
(b)    The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party within fifteen (15) days of receipt of notice of the Third Party Claim and subject to the limitations below, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own reputable counsel reasonably acceptable to the Indemnified Party, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 6.5(d), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it, subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party (other than any fees and expenses of such separate counsel that are incurred prior to the date the Indemnifying Party effectively assumes control of such defense which, notwithstanding the foregoing, shall be borne by the Indemnifying Party, and except that the Indemnifying Party shall pay all of the fees and expenses of such separate counsel if the Indemnified Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party). The Indemnifying Party shall not be entitled to assume control of such defense (unless otherwise agreed to in writing by the Indemnified Party) and shall pay the fees and expenses of counsel retained by the Indemnified Party if: (i) the claim for

Exhibit 2.1
indemnification relates to or arises in connection with any criminal or quasi-criminal proceeding, action, indictment, allegation or investigation; (ii) the claim seeks an injunction or equitable relief or any other non-monetary relief against the Indemnified Party; (iii) the Third Party Claim is brought, commenced or joined by or involves a dispute with any Governmental Entity, or any party to a current business relationship with Purchaser, Company or their Affiliates, including any customer or supplier or other business relationship and such Third Party Claim may result in material harm to Company’s business as conducted, (iv) the Indemnifying Party failed or is failing to vigorously prosecute or defend such claim; (v) the Indemnified Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party; or (vi) the Indemnified Party reasonably believes that the Loss relating to the claim could exceed the maximum amount that such Indemnified Party could then be entitled to recover under the applicable provisions of Article VI. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party, subject to Section 6.5(d), shall control such defense and settlement thereof and have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any Third Party Claim without waiving any right that the Indemnified Party may have against the Indemnifying Party for indemnification pursuant to this Section 6.5. Except as set forth herein, no Indemnifying Party shall, in connection with any one action or Legal Proceeding or separate but substantially similar or related actions or Legal Proceedings arising out of the same general allegation or circumstances, be responsible hereunder for the fees and expenses of more than one firm of counsel designated by the Indemnified Party.
(c)    The Parties shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.
(d)    Notwithstanding any other provision of this Agreement to the contrary, if the Indemnifying Party shall control the defense of such claim, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as provided in this Section 6.5(d). If a firm offer is made to settle a Third Party Claim without leading to any Liability or the creation of a financial or other obligations or restrictions (including injunctive or other equitable or non-monetary relief) on the part of the Indemnified Party, provides for the unconditional release of each Indemnified Party from all Liabilities and obligations in connection with such Third Party Claim, without prejudice and involves no admission of wrongdoing by the Indemnified Party, and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party has assumed the defense pursuant to Section 6.5(b), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed); provided that the Indemnified Party may elect to settle, adjust or compromise such matter if it irrevocably agrees not to seek indemnification for such matter.
Section 6.6    Indemnification Procedures for Direct Claims. (a)    Any claim by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof.   The failure of the Indemnified Party to give such prompt written notice shall not

Exhibit 2.1
relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party has been materially prejudiced thereby of limitations for the claim. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. During such thirty (30) day period, the Indemnified Party shall allow the Indemnifying Party and its Representatives to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall reasonably assist the Indemnifying Party’s investigation by giving such information and assistance (including reasonable access to the Indemnified Party’s premises and personnel during normal business hours and after advance notice and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its Representatives may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have accepted such Direct Claim.  If the Indemnifying Party rejects all or any part of a Direct Claim, the Parties shall attempt in good faith for thirty (30) days (or such longer period as agreed in writing by the Parties) to resolve such Direct Claim.  If no such agreement can be reached through good faith negotiation within such thirty (30) day period, either Party may commence a Legal Proceeding or other remedies as may be available to them in accordance with the terms of this Agreement.
Section 6.7    Payments. Subject to the rights, obligations and limitations set forth in this Article VI, once a Loss is agreed to and/or accepted by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VI, as evidenced by a final non-appealable Order, the Indemnifying Party shall satisfy its obligations as follows:
(a)    In the case of any amount payable to a Purchaser Indemnitee under Section 6.2(a), such amount shall be satisfied first from the Escrow Amount until the Escrow Amount has been depleted and then directly from Company and/or Parent, within ten (10) Business Days of such agreement, acceptance and/or final, non-appealable adjudication, by wire transfer of immediately available funds to an account designated in writing by the applicable Purchaser Indemnitee.
(b)    In the case of any amount payable to a Purchaser Indemnitee under Section 6.2(b)-(f), such amount shall be satisfied from Company and/or Parent directly, within ten (10) Business Days of such agreement, acceptance and/or final, non-appealable adjudication by wire transfer of immediately available funds to an account designated in writing by the applicable Purchaser Indemnitee.
(c)     In the case of any amount payable to a Company Indemnitee under Section 6.3, such amount shall be payable by Purchaser within ten (10) Business Days of such agreement, acceptance and/or final, non-appealable adjudication by wire transfer of immediately available funds to an account designated in writing by the applicable Company Indemnitee.
(d)    Notwithstanding anything to the contrary contained herein, for the avoidance of doubt, Purchaser shall be solely responsible for the Deductible amount for any indemnifiable Losses payable to Purchaser Indemnitees pursuant to Section 6.2(a); further, Company and Parent shall be solely responsible for the Deductible amount for any indemnifiable Losses payable to Company Indemnitees pursuant to Section 6.3(a).
Section 6.8    Release of Escrow. The Escrow Agreement shall specify that Purchaser and Company shall cause the “Joint Instructions” (as defined in the Escrow Agreement) to be delivered to the

Exhibit 2.1
Escrow Agent to distribute to Company on or within three (3) Business Days following the date that is twelve (12) months from the Closing Date (the “Indemnity Escrow Termination Date”) the remainder of the funds then held in the Indemnity Escrow Account (including any interest earned on the Escrow Amount), minus the actual, or, if not known, good faith estimate of, the aggregate amount of any Indemnification Claims that shall have been properly asserted by any Purchaser Indemnitee in accordance with this Agreement and remain pending on the Indemnity Escrow Termination Date. Any funds that remain in the Indemnity Escrow Account following the Indemnity Escrow Termination Date in respect of any pending Indemnification Claims shall be released in accordance with the terms of the Escrow Agreement.
Section 6.9    Intentionally Deleted.
Section 6.10    Tax Treatment.
Any indemnity payments made pursuant to this Article VI shall be treated for Tax purposes as adjustments to the Purchase Price.
Section 6.11    Exclusive Remedy. Except for: (a) disputes under Section 2.9 and Section 5.6, which shall be resolved in accordance with the mechanisms thereunder; (b) the rights of the Parties under Section 5.13 and Section 6.12; and (c) fraud or intentional misconduct, the Parties acknowledge and agree that, from and after the Closing, their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VI. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to (w) fraud or intentional misconduct, (x) the dispute resolutions procedures set forth in Sections 2.9 and 5.2, (y) the rights under Section 5.13 and Section 7.10, and (z) the indemnification provisions set forth in this Article VI.

Section 6.12    Special Rule for Fraud or Intentional Misconduct. Notwithstanding anything in this Article VI to the contrary, in the event of any breach of a representation or warranty or covenant by any Party hereto that results from or constitutes fraud or intentional misconduct, by or on behalf of Company or Parent, on the one hand, or Purchaser, on the other hand, then (a) such representation or warranty or covenant will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and will continue in full force and effect until the expiration of the statute of limitations applicable thereto with respect to fraud or intentional misconduct claims, and (b) the limitations set forth in Section 6.4 shall not apply to any Loss that the Indemnified Party is determined to have suffered, sustained or became subject to, as a result of, arising out of, relating to or in connection with any such fraud or intentional misconduct; provided, however, that nothing in this Section 6.12 or otherwise in this Agreement shall be deemed to reduce or otherwise alter the pleading or proof requirements in respect of any such claim for fraud or intentional misconduct under applicable Law.
ARTICLE VII
CONDITIONS TO CLOSING

Exhibit 2.1
Section 7.1    Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Purchaser’s waiver, at or prior to the Closing, of each of the following conditions:
(a)    Other than the Company Fundamental Representations, the representations and warranties of Company set forth in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality) or in all material respects (in the case of any representation or warranty not qualified by materiality) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). Company Fundamental Representations shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).
(b)    Company and Parent shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and the other Transaction Documents to be performed or complied with by either or both of them prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Company and Parent shall have performed such agreements, covenants and conditions, as so qualified, in all respects.
(c)    No Legal Proceeding shall have been commenced against Purchaser, Company or Parent which would prevent the Closing. No injunction or restraining order shall have been issued or, to Company’s Knowledge, threatened, by any Governmental Entity, and be in effect, which restrains or prohibits any transaction contemplated hereby. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereby to be rescinded following completion thereof.
(d)    From the date of this Agreement, there shall not have occurred any material adverse effect on the Company or the Business, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a material adverse effect on the Company or the Business.
(e)    Company shall have provided to Purchaser:
(i)    the Bill of Sale and Assignment and Assumption Agreement, executed by Company and Parent;
(ii)    an IRS Form W-9 of Company and Parent (or, if Company or Parent is a disregarded entity, the regarded owner of Company or Parent);
(iii)    a counterpart to the Escrow Agreement, duly executed by Company;

Exhibit 2.1
(iv)    the Books and Records, which will be deemed delivered by Company to the extent Company deposits or maintains such Books and Records at the headquarter offices for the Business;
(v)    satisfactory evidence that, in accordance with Section 5.15, Company is prepared to file with the applicable Governmental Entities upon Closing of any corporate or limited liability company name change documents as are necessary to permit Purchaser to use any corporate, assumed business names or other trade names of the Business;
(vi)    at least three (3) Business Days before Closing, the Estimated Closing Statement;
(vii)    a certificate of the sole member of Company, dated the Closing Date, certifying that (i) each of the conditions set forth in this Section 7.1 (other than delivery of such certificate to Purchaser) has been satisfied and (ii) attached thereto are true and complete copies of all resolutions adopted by the sole member of Company authorizing Company’s execution, delivery and performance of this Agreement and all other Transaction Documents to which Company is a party and the consummation of the Transactions, and that all such resolutions are in full force and effect and are all the resolutions of Company adopted in connection with the transactions contemplated hereby and thereby;
(viii)    a certificate of the officer of Parent, dated the Closing Date, certifying that (i) each of the conditions set forth in this Section 7.1 (other than delivery of such certificate to Purchaser) has been satisfied and (ii) attached thereto are true and complete copies of all resolutions adopted by the Board of Directors of Parent authorizing Parent’s execution, delivery and performance of this Agreement and all other Transaction Documents to which Parent is a party and the consummation of the Transactions, and that all such resolutions are in full force and effect and are all the resolutions of Parent adopted in connection with the transactions contemplated hereby and thereby;
(ix)    a certificate of good standing with respect to Company from the Secretary of State of North Carolina dated no earlier than fifteen (15) days prior to the Closing Date;
(x)    a certificate of good standing with respect to Parent from the Secretary of State of Delaware dated no earlier than fifteen (15) days prior to the Closing Date;
(xi)    one or more payoff letters (the “Payoff Letters”) setting forth all amounts necessary to be paid by Company on or prior to the Closing Date in order to fully repay and discharge the Indebtedness of Company outstanding as of the Effective Time (collectively, the “Payoff Amount”) and release any Encumbrances related thereto;
(xii)    a Consent of BMO Bank, N.A. to the transactions contemplated hereby;
(xiii)    evidence reasonably satisfactory to Purchaser of the release of any and all Encumbrances (other than Permitted Encumbrances) with respect to the Purchased Assets;

Exhibit 2.1
(xiv)    a release of any Encumbrances arising out of any Indebtedness or otherwise attaching to any of the Purchased Assets;
(xv)    original certificates of title with respect to all titled vehicles or other titled equipment included in the Purchased Assets, duly executed by Company; and
(xvi)    such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Purchaser, as may be required to give effect to this Agreement.
(f)    Purchaser shall have entered into new leases, on forms satisfactory to Purchaser in its sole discretion, with the landlord of the Statesville and Troutman locations.
Section 7.2    Conditions to Obligations of Company and Parent. The obligations of Company and Parent to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Company’s waiver (or Parent’s waiver on behalf of Company), at or prior to the Closing, of each of the following conditions:
(a)    Other than the Purchaser Fundamental Representations, the representations and warranties of Purchaser contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality) or in all material respects (in the case of any representation or warranty not qualified by materiality) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The Purchaser Fundamental Representations shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.
(b)    Purchaser shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and the Transaction Documents to be performed or complied with by it prior to or on the Closing Date.
(c)    No injunction or restraining order shall have been issued by any Governmental Entity, and be in effect, which restrains or prohibits any material transaction contemplated hereby. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereby to be rescinded following completion thereof.
(d)    Purchaser shall have provided to Company:
(i)    the Closing Payment in accordance with, and to the payees designated in, Section 2.8 and the Closing Funds Flow Statement;
(ii)    a counterpart to the Escrow Agreement, duly executed by Purchaser;

Exhibit 2.1
(iii)    a certificate of the Manager of Purchaser, dated the Closing Date, certifying that (i) each of the conditions set forth in this Section 7.2 (other than delivery of such certificate to Company) has been satisfied and (ii) attached thereto are true and complete copies of all resolutions adopted by the Managers of Purchaser authorizing Purchaser’s execution, delivery and performance of this Agreement and all other Transaction Documents to which Purchaser is a party and the consummation of the Transactions, and that all such resolutions are in full force and effect and are all the resolutions of Purchaser adopted in connection with the transactions contemplated hereby and thereby; and
(iv)    such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Company, as may be required to give effect to this Agreement.
ARTICLE VIII
TERMINATION

Section 8.1    Termination.
This Agreement may be terminated at any time prior to the Closing:
(a)    by the mutual written consent of the Parties;
(b)    by Purchaser by written notice to Company or Parent if:
(i)    Purchaser is not then in material breach of any provision of Article IV of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Company or Parent pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article III and such breach, inaccuracy or failure has not been cured by Company or Parent within ten (10) days of Company’s or Parent’s receipt of written notice of such breach from Purchaser; or
(ii)    any of the conditions set forth in Section 7.1 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the date that is the three (3) month anniversary of the date of this Agreement (the “Outside Date”), unless such failure shall be due to the failure of Purchaser to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;
(iii)    any event, which, individually or in the aggregate, causes a Material Adverse Effect occurs;
(iv)    Company or Parent become party to any Legal Proceeding with respect to the Transaction;
(c)    by Company or Parent by written notice to Purchaser if:

Exhibit 2.1
(i)    Company and Parent are not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Purchaser pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article IV and such breach, inaccuracy or failure has not been cured by Purchaser within ten (10) days of Purchaser receipt of written notice of such breach from Company or Parent; or
(ii)    any of the conditions set forth in Section 7.2 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Outside Date, unless such failure shall be due to the failure of Company or Parent to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by them prior to the Closing; or
(d)    by Purchaser, Parent, or Company in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Entity shall have issued a governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such governmental Order shall have become final and non-appealable.
Section 8.2    Effect of Termination. In the event of the termination of this Agreement in accordance with this Article VIII, this Agreement shall forthwith become void and there shall be no liability on the part of any Party hereto except:
(e)    that the obligations set forth in this Article VIII and Article IX hereof shall survive termination; and
(f)    that nothing herein shall relieve any Party hereto from liability for any willful breach of any provision hereof.
ARTICLE IX
MISCELLANEOUS
Section 9.1    Entire Agreement. This Agreement (including the Disclosure Schedules and Exhibits hereto and all other Transaction Documents) constitutes the final agreement between the Parties and the complete and exclusive expression of the Parties’ agreement on the matters contained herein. The Preamble and Recitals of this Agreement are acknowledged by each Party hereto to be true and correct and are incorporated into and made a substantive part of this Agreement by reference as though fully stated herein. All prior and contemporaneous negotiations, agreements, understandings, representations and warranties, both written and oral, between the Parties on the matters contained herein are expressly merged into and superseded by this Agreement.
Section 9.2    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) on the date of delivery to the addressee if sent by a nationally recognized overnight courier; (c) on the date sent by telecopy, electronic transmission, electronic mail or other similar means (provided the relevant computer record indicates a successful transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third (3rd) day after the date mailed,

Exhibit 2.1
by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the addresses set forth below.

If to Purchaser:	First Tube, LLC c/o Triple-S Steel Holdings, Inc. 6000 Jensen Drive Houston, TX 77026 Attn: Gary Stein Email: gary.w.stein@sss-steel.com
With a copy to:	Winston & Strawn LLP 2121 N. Pearl St., Suite 900 Dallas, TX 75201 Attn: Matt Stockstill Email: mstockstill@winston.com
If to Company or Parent:	Ascent Industries Co. 20 N. Martingale Rd, Suite 430 Schaumburg, Illinois 60713 Attention: Kimberly Portnoy Email: kportnoy@ascentco.com
With a copy to:	Amundsen Davis, LLC 150 North Michigan Avenue, Suite 3300, Chicago, Illinois 60601 Attention: Eric Fogel Email: efogel@amundsendavislaw.com
Section 9.3    Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.
Section 9.4    Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.
Section 9.5    Successors and Assigns. This Agreement and all of the covenants and agreements contained herein and rights, interests or obligations hereunder, by or on behalf of any of the Parties hereto, shall bind and inure to the benefit of the respective heirs, successors and assigns of the Parties hereto whether so expressed or not, except that neither this Agreement nor any of the covenants and agreements herein or rights, interests or obligations hereunder may be assigned or delegated by Company or Parent without the prior written consent of Purchaser. Purchaser may assign its rights and obligations hereunder, in whole or in part, to any of its Affiliates without the consent of any other Person, so long as Purchaser remains liable for the performance of such rights and obligations. In addition,

Exhibit 2.1
Purchaser may assign its rights and obligations pursuant to this Agreement, in whole or in part, in connection with any disposition or transfer of all or any portion of the Business or the Purchased Assets in any form of transaction without the consent of any other Person, so long as Purchaser remains liable for the performance of such rights and obligations. Purchaser and, following the Closing, Company may assign any or all of its rights pursuant to this Agreement to any of their respective lenders as collateral security without the consent of any other Person.
Section 9.6    Amendments and Waivers. This Agreement may not be amended, supplemented or modified except by an instrument in writing signed by each Party. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective, unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.
Section 9.7    Governing Law. This Agreement and the exhibits and schedules hereto shall be governed by and interpreted and enforced in accordance with the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
Section 9.8    Consent to Jurisdiction; Waiver of Jury Trial.
(a)    Subject to Section 2.9 (which shall govern any dispute arising thereunder), each Party irrevocably and unconditionally: (i) submits to the federal and state courts located in the State of Delaware in any Legal Proceeding arising out of or relating to this Agreement or any other Transaction Document and agrees that all claims in respect of any such Legal Proceeding may be heard and determined in such courts; (ii) consents that any such Legal Proceeding may and shall be brought in such courts and waives any objection that it may now or hereafter have to the venue or jurisdiction of any such Legal Proceeding in such court or that such court is an inconvenient forum for the Legal Proceeding and agrees not to assert, plead or claim the same; (iii) agrees that the final judgment of such court shall be conclusive and may be enforceable in other jurisdictions by suit or judgment or in any other manner provided by Law; and (iv) agrees that service of process in any such Legal Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Party at its address as provided in Section 7.2.
(b)    To the extent not prohibited by Law which cannot be waived, each Party hereby waives and covenants that it shall not assert (whether as plaintiff, defendant or otherwise) any right to trial by jury in any forum in respect of any Legal Proceeding arising out of or based upon this Agreement or the other Transaction Documents or the subject matter of such agreements or in any way connected with or related or incidental to the Transactions, in each case, whether now existing or hereafter arising. Any Party hereto may file an original counterpart or a copy of this Section 7.8 with any court as written evidence of the consent of each such Party to the waiver of its right to trial by jury. Each Party certifies and acknowledges that: (i) no Representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver; (ii) each Party understands and has considered the implications of this waiver; (iii) each Party makes this waiver voluntarily; and (iv) each Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 7.8.

Exhibit 2.1
Section 9.9    Specific Performance. The Parties agree that immediate, extensive and irreparable damage would occur for which monetary damages would not be an adequate remedy in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. Accordingly, the Parties agree that, if for any reason any Party shall have failed to perform its obligations under this Agreement or otherwise breached this Agreement, then the Party seeking to enforce this Agreement against such nonperforming Party shall be entitled to specific performance and the issuance of immediate injunctive relief and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without the necessity or proving inadequacy of money damages as a remedy, and the Parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to and not in limitation of any other remedy to which they are entitled at Law or in equity.
Section 9.10    Expenses. Except as expressly set forth herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the consummation of the Transactions shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.
Section 9.11    Counterparts. This Agreement and all other Transaction Documents may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute the same instrument. Exchange and delivery of this Agreement and all other Transaction Documents by exchange of electronic copies (with originals to follow) bearing the signature of a Party shall constitute a valid and binding execution and delivery by such Party. Such electronic copies shall constitute legally enforceable original documents.
[Remainder of page intentionally left blank.]

Exhibit 2.1
IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement as of the date first written above.

COMPANY:

AMERICAN STAINLESS TUBING, LLC

By:
Name:
Title:

PARENT:

ASCENT INDUSTRIES CO.

By:
Name:
Title:

PURCHASER:

FIRST TUBE, LLC

By:
Name:
Title:

[Signature Page to Asset Purchase Agreement]

Exhibit 2.1
EXHIBIT A

Form of Bill of Sale and Assignment and Assumption Agreement

See attached.

Exhibit 2.1
EXHIBIT B

Working Capital Principles

See attached.

Exhibit 2.1
EXHIBIT C

Form of Escrow Agreement

See attached.

Exhibit 2.1
EXHIBIT D

Purchase Price Allocation Schedule

See attached.

Exhibit 2.1
SCHEDULES

See attached.